  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1996

                                                     REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                          EVERGREEN MEDIA CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
        DELAWARE                     4832                    75-2247009
     (STATE OR OTHER           (PRIMARY STANDARD            (IRS EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                               ----------------
                        433 EAST LAS COLINAS BOULEVARD
                              IRVING, TEXAS 75039
                                (972) 869-9020
 (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                              AGENT FOR SERVICE)

                               ----------------
                               SCOTT K. GINSBURG
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        433 EAST LAS COLINAS BOULEVARD
                              IRVING, TEXAS 75039
                                (972) 869-9020
 (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                              AGENT FOR SERVICE)

                               ----------------
                                   COPIES TO
      JOHN D. WATSON, JR., ESQ.               WINTHROP B. CONRAD, JR., ESQ.
       WILLIAM A. VOXMAN, ESQ.                    JAMES M. LURIE, ESQ.
          LATHAM & WATKINS                        DAVIS POLK & WARDWELL
   1001 PENNSYLVANIA AVENUE, N.W.                 450 LEXINGTON AVENUE
     WASHINGTON, D.C. 20004-2505                NEW YORK, NEW YORK 10017
           (202) 637-2200                            (212) 450-4000

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------
                                            PROPOSED       PROPOSED
                             AMOUNT         MAXIMUM        MAXIMUM
    TITLE OF SHARES          TO BE       OFFERING PRICE   AGGREGATE       AMOUNT OF
   TO BE REGISTERED      REGISTERED(1)    PER SHARE(2)  OFFERING PRICE REGISTRATION FEE
- ---------------------------------------------------------------------------------------
Evergreen Media
 Corporation Class A
 Common Stock, par
 value $.01 per share.. 9,200,000 shares     $30.88      $284,096,000     $97,964.14
- ---------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------

(1) Includes 1,200,000 shares that the Underwriters have the option to purchase to cover overallotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

                               ----------------

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION
                                                        DATED SEPTEMBER 20, 1996

                                8,000,000 Shares

[COMPANY LOGO]                     --------
                          EVERGREEN MEDIA CORPORATION
                              Class A Common Stock


  All of the shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), offered hereby are being sold by Evergreen Media Corporation (the "Company"). The Class A Common Stock is traded on The Nasdaq National Market under the symbol "EVGM." On September 19, 1996, the last reported sale price of the Class A Common Stock was $31.00 per share. See "Price Range of Class A Common Stock."

  The Company's authorized capital stock consists of Class A Common Stock, Class B Common Stock and preferred stock. The economic rights of each class of Common Stock are identical, but the voting rights differ. Each share of Class B Common Stock generally entitles its holder to ten votes whereas each share of Class A Common Stock entitles its holder to one vote. Immediately after the Offering, Scott K. Ginsburg, the Company's Chairman and Chief Executive Officer and the beneficial owner of all of the Class B Common Stock (the "Principal Stockholder"), will have approximately 48.6% of the combined voting power of all currently outstanding shares of Common Stock in respect of matters submitted for the vote of all holders of Common Stock, other than certain "going private" transactions. See "Description of Common Stock."

                                   --------
  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                                     UNDERWRITING
                                           PRICE TO DISCOUNTS AND   PROCEEDS TO
                                            PUBLIC  COMMISSIONS(1) COMPANY(2)(3)
- --------------------------------------------------------------------------------
Per Share.................................   $           $             $
- --------------------------------------------------------------------------------
Total.....................................  $           $              $
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) See "Underwriting" for information relating to the indemnification of the Underwriters.
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 1,200,000 additional shares of Class A Common Stock on the terms set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $   , $   , and $   ,
    respectively. See "Underwriting."

                                   --------

  The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland on or about October , 1996.

                                   --------

Alex. Brown & Sons
    INCORPORATED
           CS First Boston
                Donaldson, Lufkin & Jenrette
                      SECURITIES CORPORATION
                                      Morgan Stanley & Co.
                                           INCORPORATED
                                                 Smith Barney Inc.
                                                               UBS Securities

                 THE DATE OF THIS PROSPECTUS IS OCTOBER  , 1996

                EVERGREEN MEDIA CORPORATION BROADCAST PROPERTIES

[A map of the United States indicating the location of the Company's broadcast properties is located on the inside front cover of the printed version of the
                                  Prospectus]


  * Pending Transaction.
 ** In order to comply with the FCC's multiple ownership rules, the Company has agreed in the contract relating to the acquisition of WPNT-FM to dispose of one FM station in Chicago on or prior to March 15, 1997. Also to comply with such rules, the Company will dispose of one Philadelphia FM station or will transfer one Philadelphia FM station to a trust through which the Company would retain the economic interest in the station but no control, pending sale of the station by the trust. See "Prospectus Summary--Pending Transactions."

  Information set forth or incorporated by reference in this Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The matters set forth under the caption "Risk Factors" in the Prospectus, including, without limitation, competitive factors applicable to the radio broadcasting industry and regulatory developments affecting the Company's operations and the acquisition and disposition of radio broadcasting properties, constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE CLASS A COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS, IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus and in documents incorporated by reference into this Prospectus. As used in this Prospectus, the term "broadcast cash flow" means station operating income before depreciation, amortization and corporate general and administrative expense. All information set forth herein has been adjusted to reflect a three-for-two split of the Company's Class A and Class B Common Stock (the "Common Stock"), effected in the form of a stock dividend, paid on August 26, 1996 to stockholders of record at the close of business on August 19, 1996. Unless otherwise indicated, share and per share data in this Prospectus assume that the Underwriters' over-allotment option is not exercised.

                                  THE COMPANY

  Evergreen Media Corporation (the "Company") owns and operates radio stations across the United States, including stations in 11 of the nation's 12 largest radio markets (Los Angeles, New York, Chicago, Dallas, San Francisco, Washington, D.C., Philadelphia, Houston, Boston, Detroit and Miami). Measured by gross revenue and after giving effect to announced transactions in the industry (including the Pending Transactions discussed below), the Company is the nation's largest radio-only ("pure play") broadcasting company and the operator of the nation's second largest radio broadcasting group. On a pro forma basis, after giving effect to the BPI Acquisition, the Pyramid Acquisition, the Other Completed Transactions and the Pending Transactions (in each case as defined below), the Company would have had net revenues of $325.6 million and broadcast cash flow of $123.7 million for the year ended December 31, 1995.

  Assuming completion of all Pending Transactions and without giving effect to two dispositions which are required to comply with the multiple ownership rules of the Federal Communications Commission (the "FCC"), the Company's portfolio of stations will consist of 30 FM and 12 AM radio stations in 11 markets. After giving effect to the two required dispositions, the portfolio will include clusters ("superduopolies") of five FM radio stations in Chicago, San Francisco, Philadelphia and Detroit. The portfolio is diversified in terms of format, target demographics, geographic location and phase of development. The Company believes that the size, geographic breadth and diversity of its portfolio of radio stations help to insulate it from downturns in specific markets and changes in musical tastes.

  The following table sets forth certain information regarding the Company's portfolio and markets, assuming completion of all Pending Transactions:

                                RANKING OF    NO. OF STATIONS
                             STATION'S MARKET --------------- 1995 RADIO REVENUE
     MARKET                   BY REVENUE(1)     AM      FM    MARKET SHARE %(2)
     ------                  ---------------- ------- ------- ------------------
   Los Angeles..............         1             --       1         4.7
   New York.................         2             --       1         3.0
   Chicago(3)...............         3              2       6        24.2
   Dallas/Ft. Worth.........         4              1      --          --
   San Francisco............         5              1       5        24.1
   Washington, D.C. ........         6              2       2        17.8
   Philadelphia(3)..........         7              1       6        27.2
   Houston..................         8              1       1        16.2
   Boston...................         9              1       2        15.3
   Detroit..................        11              2       5        34.0
   Miami/Fort Lauderdale....        12              1       1         7.8
                                              ------- -------
     Total..................                       12      30

- --------
(1) Ranking of the principal radio market served by the Company's station(s) among all U.S. radio markets by 1995 gross radio broadcasting revenue as reported by James H. Duncan, Duncan's Radio Market Guide (1996 ed.).
(2) Pro forma 1995 revenues in the market divided by 1995 gross radio broadcasting market revenue as reported by Duncan's Radio Market Guide (1996 ed.).
(3) In order to comply with the FCC's multiple ownership rules, the Company has agreed in the contract relating to the acquisition of WPNT-FM to dispose of one FM station in Chicago on or prior to March 15, 1997. Also to comply with such rules, the Company will dispose of one Philadelphia FM station or will transfer one Philadelphia FM station to a trust through which the Company would retain the economic interest in the station but no control, pending sale of the station by the trust.

  The Company's strategy is to acquire and operate radio stations in the nation's largest radio markets, focusing particularly on markets where the Company has the opportunity to assemble FM superduopolies of as many as five FM radio stations. In evaluating potential acquisition candidates in its target markets, the Company seeks to identify underperforming radio stations or groups of stations that have strong broadcast signals. After acquiring a station, the Company seeks to improve broadcast cash flow by such means as improving marketing, reducing station operating expenses or combining operations with an existing station or stations operated by the Company in the same market. The Company's general operational objective is to heighten a station's recognition in its market by using promotional tie-ins with local community events and by hiring popular on-air talent. The Company also conducts extensive market research to help tailor programming formats to listener preferences. This research has helped the Company to identify programming format opportunities, as has been the case with WKTU-FM in New York, which the Company acquired as part of the acquisition of Broadcasting Partners, Inc. ("BPI") in May of 1995 (the "BPI Acquisition"). After operating WKTU-FM for nine months under the call letters and country music format inherited from BPI, in February of 1996 the Company began to operate WKTU-FM as a rhythmic contemporary hits station. According to information derived from The Arbitron Company's Local Market Reports, WKTU-FM ranked first in several key demographic groups (including its target demographic group) in the New York market in the spring of 1996 (compared to a ranking of eleventh in its target demographic group in the winter of 1995, which was the latest rating period prior to consummation of the BPI Acquisition).

  The Company is actively pursuing acquisition opportunities; however, no agreements have been reached with respect to any potential acquisitions other than with respect to the Pending Transactions described below. The opportunity to assemble superduopolies in multiple markets has been made possible by the Telecommunications Act of 1996 (the "1996 Act"), which contains two provisions that have significantly accelerated the pace of local and national consolidation in the radio industry. First, the 1996 Act increased the number of radio stations a single entity may own and operate in a given market. Depending on the size of the market, industry participants may now own as many as eight stations in a market (including up to five AM or FM stations). Second, the 1996 Act eliminated the ceiling on the number of stations that a single entity may own and operate on a national basis. The Company expects that the consolidation permitted by the 1996 Act will provide it with several competitive advantages, including the ability to (i) create major market superduopolies that deliver to advertisers a larger combined audience, (ii) capture a larger percentage of a market's total radio advertising revenue and
(iii) achieve operating efficiencies through consolidation of studios, offices and certain administrative functions.

  The Company's principal executive office is located at 433 East Las Colinas Boulevard, Irving, Texas 75039, and its telephone number at that location is
(972) 869-9020.

                              RECENT DEVELOPMENTS

  Since January 1, 1996, the Company has acquired 14 radio stations for $393.5 million and has disposed of three radio stations for $32.0 million. In addition, the Company has entered into binding contracts to purchase an additional 13 radio stations for $615.0 million (including $20.0 million already advanced by the Company to various sellers in the form of escrow deposits or other upfront payments and the issuance of a $5.0 million letter of credit in favor of a seller) and has agreed in three separate transactions to swap or sell a total of eight stations (including one of the stations that the Company has agreed to acquire) in exchange for four other stations and $10.0 million (collectively, the "Pending Transactions"). There can be no assurance that the Pending Transactions will be consummated. As of September 20, 1996, seven of the stations to be acquired in the Pending Transactions were being operated by the Company under time brokerage agreements.

Completed Transactions

 . On January 17, 1996, the Company acquired Pyramid Communications, Inc.
  ("Pyramid") a radio broadcasting company with nine FM and three AM radio stations in five radio markets (Chicago, Philadelphia, Boston, Charlotte and Buffalo) (the "Pyramid Acquisition") for $306.5 million in cash, plus an additional payment of $9.0 million attributable to net working capital. The Pyramid Acquisition has (i) advanced the Company's strategy of building a larger portfolio of major market radio stations that provide the Company with greater geographic and programming format diversity, (ii) provided entry into two major markets--Boston and Philadelphia--in which the Company had lacked a presence and (iii) enabled the Company to develop a larger presence in Chicago.

 . On May 3, 1996, the Company acquired WKLB-FM in Boston from Fairbanks
  Communications, Inc. for $34.0 million in cash. As discussed below, the Company has agreed with Greater Media Radio, Inc. ("Greater Media") to exchange WKLB-FM for WGAY-FM in Washington, D.C.

 . On July 19, 1996, the Company sold WHTT-FM and WHTT-AM in Buffalo to Mercury
  Radio Communications, L.P. for $19.5 million in cash, and on August 1, 1996 the Company sold WSJZ-FM in Buffalo to American Radio Systems Corporation for $12.5 million in cash (collectively, the "Buffalo Dispositions"). Each of these Buffalo stations had been acquired as part of the Pyramid Acquisition. The proceeds from the sale of WHTT-FM and WHTT-AM were applied toward the purchase price of KYLD-FM in San Francisco (discussed below), while the $12.5 million in proceeds from the sale of WSJZ-FM remain available to be applied by the Company in a future acquisition (which the Company expects to be the acquisition of WEDR-FM discussed below).

 . On August 14, 1996, the Company acquired KYLD-FM in San Francisco from
  Crescent Communications, L.P. for $44.0 million in cash (the "KYLD-FM Acquisition"). The Company had previously been operating KYLD-FM under a time brokerage agreement since May 1, 1996. The KYLD-FM Acquisition has created an FM superduopoly for the Company in the San Francisco market. The KYLD-FM Acquisition and the Buffalo Dispositions are collectively referred to herein as the "Other Completed Transactions."

Pending Transactions

 . On June 13, 1996, the Company entered an asset exchange agreement with Greater Media under which the Company will exchange WKLB-FM for WGAY-FM. After also initially agreeing to purchase from Greater Media WWRC-AM in Washington, D.C. for $22.5 million in cash, the Company has subsequently agreed with Greater Media to exchange WQRS-FM in Detroit (which, as discussed below, the Company has agreed to acquire from Secret Communications, L.P. for $32.0 million in cash) for WWRC-AM and $9.5 million in cash. The Company has been operating WGAY-FM and WWRC-AM under a time brokerage agreement with Greater Media, and Greater Media has been operating WKLB-FM under a time brokerage agreement with the Company, in each case since June 17, 1996. The Company expects that the exchange of WKLB-FM for WGAY-FM will be completed in the fourth quarter of 1996 and that the exchange of WQRS-FM for WWRC-AM will be completed in the first quarter of 1997. The Company retains the right to acquire WWRC-AM from Greater Media under the original contract irrespective of whether the acquisition of WQRS-FM from Secret Communications, L.P. is consummated.

 . On June 27, 1996, the Company entered into an agreement with an affiliate of The Rivers Group to acquire WEDR-FM in Miami for $65.0 million in cash (including $3.0 million paid by the Company in escrow). The Company expects that this transaction, which provides the Company with a significant FM presence in the nation's twelfth largest radio market, will be completed in the fourth quarter of 1996.

 .On July 15, 1996, the Company entered into an agreement with Century Chicago Broadcasting, L.P. to acquire WPNT-FM in Chicago for $73.8 million in cash (including $5.0 million already paid by the Company for an option to purchase the station and $0.5 million paid by the Company in escrow). Consummation of the acquisition of WPNT-FM would result in the Company's ownership of six FM radio stations in the Chicago market, or one station in excess of the maximum number of FM stations under common ownership in a market of Chicago's size established by the 1996 Act. Accordingly, under the terms of the contract to purchase WPNT-FM, the Company has agreed to dispose of one FM station in Chicago on or prior to March 15, 1997. The contract also requires the Company to file an application with the FCC seeking approval of the disposition of one of the Company's Chicago FM stations on or prior to September 30, 1996. The acquisition of WPNT-FM is expected to be completed in the first quarter of 1997.

 . On August 12, 1996, the Company entered into an agreement with Secret
  Communications, L.P. ("Secret") to acquire WMXD-FM and WJLB-FM in Detroit for $168.0 million in cash and WFLN-FM in Philadelphia for $37.8 million in cash. The Company also agreed with Secret that the Company would operate the stations to be acquired from Secret under time brokerage agreements effective September 1, 1996. Under the agreement, the Company has the right to consummate the acquisition of WFLN-FM prior to consummating the acquisition of WMXD-FM and WJLB-FM. Finally, on August 12, 1996, the Company entered into a separate agreement with Secret to purchase WQRS-FM in Detroit from Secret for $32.0 million in cash, which station the Company, as discussed above, will swap at closing to Greater Media for WWRC-AM in Washington and $9.5 million in cash. These transactions are expected to be completed in the first quarter of 1997.

 . On August 12, 1996, the Company entered into an agreement with Chancellor
  Broadcasting Company ("Chancellor") to acquire WWWW-FM and WDFN-AM in Detroit for $30.0 million in cash (including $1.5 million paid in escrow by the Company). Prior to entering into this agreement, the Company had provided certain sales and promotional functions to these Detroit stations and, since April 1, 1996, has operated the stations under a time brokerage agreement. The purchase agreement replaced a put and call arrangement regarding the stations that had been in place between the Company and Chancellor since January 9, 1996. The acquisition of WWWW-FM and WDFN-AM is expected to be completed in the fourth quarter of 1996. Consummation of the acquisitions of WWWW-FM from Chancellor and of WMXD-FM and WJLB-FM from Secret will result in the Company's owning a superduopoly of five FM stations in the Detroit market.

 . On September 4, 1996, the Company entered into a binding letter of intent with EZ Communications, Inc. ("EZ") to swap five of the Company's six stations in the Charlotte market (WPEG-FM, WBAV-AM, WBAV-FM, WRFX-FM and WFNZ-AM), which were acquired as part of the Pyramid Acquisition and the BPI Acquisition, for WIOQ-FM and WUSL-FM in Philadelphia. As part of this transaction, the Company has also agreed to sell to EZ its sixth radio station in Charlotte, WNKS-FM, for $10.0 million in cash (the exchange and the sale being referred to herein as the "Philadelphia/Charlotte Transaction"). The consummation of the sale of WNKS-FM is contingent on consummation of the exchange of the Company's five other Charlotte stations for EZ's two Philadelphia stations, but consummation of the exchange is not contingent on consummation of the sale. The consummation of the Philadelphia/Charlotte Transaction would result in EZ's ownership of stations in excess of the maximum number of stations under common ownership in a market of Charlotte's size established by the 1996 Act. Accordingly, EZ has agreed with a third party to dispose of certain of its Charlotte FM stations in order to consummate the exchange with the Company. Following completion of definitive agreements relating to the Philadelphia/Charlotte Transaction and the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), it is expected that the Company will begin operating WIOQ-FM and WUSL-FM under a time brokerage agreement and that the Company's Charlotte stations will be operated by EZ or a third party under time brokerage agreements. The Philadelphia/Charlotte Transaction is expected to be completed in the first quarter of 1997.

 . On September 19, 1996, the Company entered into an agreement with The Brown
  Organization to acquire KKSF-FM, KDFC-FM and KDFC-AM in San Francisco for $115.0 million in cash (including $10.0 million paid by the Company in escrow) (the "San Francisco Transaction"). Following expiration of the applicable waiting period under the HSR Act, the Company expects to begin operating the two FM radio stations being acquired in the San Francisco Transaction under a time brokerage agreement. KDFC-AM is currently operated by a third party under a time brokerage agreement, and the Company expects this arrangement to continue after consummation of the San Francisco Transaction. The San Francisco Transaction is expected to be completed in the first quarter of 1997. Upon consummation of the San Francisco Transaction, the Company will own a superduopoly of five FM stations in the San Francisco market.

 . On September 19, 1996, the Company entered into an agreement with Beasley FM
  Acquisition Corp. and certain of its affiliates to acquire WDAS-FM and WDAS-AM in Philadelphia for $103.0 million in cash (the "WDAS-AM/FM Transaction"). In connection with the WDAS-AM/FM Transaction, the Company issued a $5.0 million letter of credit for the benefit of the seller. Consummation of the WDAS-AM/FM Transaction, the Philadelphia/Charlotte Transaction and the acquisition of WFLN-FM from Secret would result in the Company's ownership of six FM radio stations in the Philadelphia market, or one station in excess of the maximum number of FM stations under common ownership in a market of Philadelphia's size established by the 1996 Act. Accordingly, in order to comply with the FCC's multiple ownership rules, the Company will dispose of one Philadelphia FM station or will transfer one Philadelphia FM station to a trust through which the Company would retain the economic interest in the station but no control, pending sale of the station by the trust. The contract relating to the WDAS-AM/FM Transaction requires that such disposition or transfer occur by May 1, 1997. The WDAS-AM/FM Transaction is expected to be completed in the first quarter of 1997. Upon consummation of the WDAS-AM/FM Transaction, the Philadelphia/Charlotte Transaction, the acquisition of WFLN-FM from Secret and the disposition of one Philadelphia FM station as described above, the Company will own a superduopoly of five FM stations in the Philadelphia market.

  Consummation of each Pending Transaction is subject to various conditions, including approval from the FCC and review under the HSR Act. To date, only FCC approval of the pending acquisition of WEDR-FM in Miami has been obtained, and this approval has not become a "final" order. The Company believes that FCC approval of the other Pending Transactions will be forthcoming in the ordinary course, but there can be no assurance that this will be the case. See "Risk Factors--Possible Non-consummation of the Pending Transactions."

The Financing Transaction

  The total cash financing required to consummate the Pending Transactions is expected to be $615.0 million. Of this amount, approximately $20.0 million has already been advanced by the Company to various sellers in the form of escrow deposits or other upfront payments, and $12.5 million in cash from the sale of WSJZ-FM in Buffalo remains in a segregated account but is available as a source of financing for the Pending Transactions. In addition, the Company expects to receive $10.0 million in cash from the sale of WNKS-FM to EZ. Accordingly, the Company will require $572.5 million in additional financing to consummate the Pending Transactions, of which at September 19, 1996 approximately $290.7 million would have been available to the Company under the Company's current $625.0 million credit facility (the "Senior Credit Facility"), after giving effect to the application of net proceeds of the Offering to repay borrowings thereunder and the reduction of available borrowings resulting from the issuance of a $5.0 million letter of credit in connection with the WDAS-AM/FM Transaction. See "Use of Proceeds."

  The Company is actively engaged in negotiations with certain of the lenders party to the Senior Credit Facility regarding the establishment of a new, expanded credit facility (the "Financing Transaction") that would (i) replace the Senior Credit Facility, (ii) provide the Company with as much as $1.2 billion in total borrowing capacity and (iii) fund the financing requirements of the Pending Transactions as well as other potential acquisitions. In the event that the Financing Transaction is not consummated, the Company will need to consider sales of non-core assets or pursue other sources of debt or equity capital in order to consummate the Pending Transactions, and the Company may pursue these possible sources in any event. There can be no assurance that the Company will be successful in establishing an expanded credit facility, or that alternative sources of funding will be available on acceptable terms. See "Risk Factors--Possible Non-consummation of the Pending Transactions." After giving pro forma effect to the Offering, the Other Completed Transactions, the Pending Transactions and the Financing Transaction, at June 30, 1996 the Company would have had $913.3 million in long-term debt outstanding (including current portion).

                                  THE OFFERING

 Class A Common Stock to be offered by
  the Company............................  8,000,000 shares
 Common Stock to be outstanding after
  the Offering(1)........................  38,040,076 shares of Class A Common
                                           Stock
                                           3,116,066 shares of Class B Common
                                           Stock
                                           41,156,142 shares of Common Stock.
 Voting Rights...........................  The shares of each class of Common
                                           Stock have identical economic
                                           rights, but the voting rights dif-
                                           fer. The Class A Common Stock and
                                           Class B Common Stock vote as a sin-
                                           gle class with respect to all mat-
                                           ters submitted to a vote of stock-
                                           holders, except as otherwise pro-
                                           vided by law. Each share of Class A
                                           Common Stock is entitled to one vote
                                           and each share of Class B Common
                                           Stock is entitled to ten votes, ex-
                                           cept with respect to any proposed
                                           "going private" transactions with
                                           the Principal Stockholder, in which
                                           case each share of Common Stock is
                                           entitled to one vote.
 Use of Proceeds.........................  To reduce borrowings under the Se-
                                           nior Credit Facility. Such amounts
                                           may be subsequently reborrowed for
                                           general corporate purposes (includ-
                                           ing financing of the Pending Trans-
                                           actions), subject to compliance with
                                           certain conditions. See "Use of Pro-
                                           ceeds."
 Nasdaq National Market Symbol of Class A
  Common Stock...........................  EVGM

- --------
(1) Shares outstanding are as of September 1, 1996. Includes 5,030,445 shares of Class A Common Stock issuable upon conversion of the Company's $3.00 Convertible Exchangeable Preferred Stock (the "Convertible Preferred Stock"), which is convertible into Class A Common Stock at a price of $16.00 per share and which became callable by the Company on August 16, 1996. Excludes (i) 1,496,043 shares of Class A Common Stock that may be issued from time to time upon the exercise of vested employee and director stock options having exercise prices ranging from $.01 to $23.33 per share,
    (ii) 190,500 shares of Class A Common Stock that may be issued from time to time upon exercise of currently unvested employee and director stock options having exercise prices ranging from $23.91 to $26.75 per share and
    (iii) 365,493 shares of Class A Common Stock issuable upon exercise of options authorized but not yet granted under the Company's employee and director stock option plans.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

                                           HISTORICAL                       COMPANY PRO FORMA COMBINED(2)
                           -----------------------------------------------  -----------------------------------
                                 TWELVE MONTHS                              TWELVE MONTHS
                                     ENDED                  SIX MONTHS          ENDED             SIX MONTHS
                                  DECEMBER 31,            ENDED JUNE 30,     DECEMBER 31,       ENDED JUNE 30,
                           ----------------------------  -----------------  --------------      ---------------
                             1993      1994      1995     1995      1996         1995                1996
                           --------  --------  --------  -------  --------  --------------      ---------------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA(1):
Gross revenues...........  $106,813  $125,478  $186,365  $77,338  $144,614    $     372,316       $       187,395
Net revenues.............    93,504   109,516   162,931   67,405   126,362          325,598               163,762
Station operating
 expenses excluding
 depreciation and
 amortization............    60,656    68,852    97,674   41,646    80,313          201,899               103,676
Depreciation and
 amortization............    33,524    30,596    47,005   16,532    44,012          145,134                71,500
Corporate general and
 administrative expense..     2,378     2,672     4,475    1,695     3,198            5,175                 3,220
Other nonrecurring
 costs(3)................     7,002       --        --       --        --               --                    --
                           --------  --------  --------  -------  --------    -------------       ---------------
Operating income (loss)..   (10,056)    7,396    13,777    7,532    (1,161)         (26,610)              (14,634)
Interest expense.........    13,878    13,809    19,199    9,289    19,027           72,953                34,387
Other (income) expense,
 net(4)..................    (3,185)   (6,452)      236      160        12             (369)                  (48)
                           --------  --------  --------  -------  --------    -------------       ---------------
Income (loss) before
 income taxes and
 extraordinary item......   (20,749)       39    (5,658)  (1,917)  (20,200)         (99,194)              (48,973)
Income tax expense
 (benefit)...............       --        --        192      545    (3,705)         (26,782)              (13,223)
                           --------  --------  --------  -------  --------    -------------       ---------------
Income (loss) before
 extraordinary item......   (20,749)       39    (5,850)  (2,462)  (16,495)         (72,412)              (35,750)
Extraordinary loss on
 early extinguishment of
 debt(5).................       --      3,585       --       --        --               --                    --
                           --------  --------  --------  -------  --------    -------------       ---------------
Net loss.................   (20,749)   (3,546)   (5,850)  (2,462)  (16,495)         (72,412)              (35,750)
Preferred stock
 dividends...............     4,756     4,830     4,830    2,415     2,415            4,830                 2,415
Accretion of redeemable
 preferred stock to
 mandatory redemption
 value, including $17,506
 in 1993 relating to
 early redemption(6).......  18,823       --        --       --        --               --                    --
                           --------  --------  --------  -------  --------    -------------       ---------------
Net loss attributable to
 common stockholders.....  $(44,328) $ (8,376) $(10,680) $(4,877) $(18,910)   $     (77,242)      $       (38,165)
                           ========  ========  ========  =======  ========    =============       ===============
Net loss per common share
 after extraordinary
 item(6).................  $  (4.48) $  (0.64) $  (0.52) $ (0.33) $  (0.67)   $       (2.14)      $         (1.06)
                           ========  ========  ========  =======  ========    =============       ===============
Weighted average common
 shares outstanding(7)...     9,890    13,002    20,721   14,640    28,070           36,034                36,070
OTHER FINANCIAL DATA:
Broadcast cash flow(8)...  $ 32,848  $ 40,664  $ 65,257  $25,759  $ 46,049    $     123,699       $        60,086
                                                                                 AS OF JUNE 30, 1996
                                                                            -----------------------------------
                                                                                                    COMPANY
                                                                                                   PRO FORMA
                                                                                ACTUAL            COMBINED(2)
                                                                            --------------      ---------------
BALANCE SHEET DATA:
Working capital......................................................         $      19,791       $        19,791
Total assets.........................................................               956,544             1,559,044
Long-term debt (including current portion)...........................               554,000(9)            913,300
Stockholders' equity.................................................               286,194               529,394

- --------
(1) The consolidated historical financial results of the Company are not comparable from period to period because of the acquisition and disposition of various radio stations by the Company during the periods covered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996 and June 30, 1996. The consolidated statement of operations data for the twelve months ended December 31, 1995 include the results of BPI from May 12, 1995. The consolidated statement of operations data for the six months ended June 30, 1996 include the results of Pyramid from January 17, 1996.
(2) The unaudited Company pro forma combined balance sheet data at June 30, 1996 present adjustments for the following transactions as if each had occurred at June 30, 1996: (i) the Other Completed Transactions, (ii) the Pending Transactions, (iii) the Financing Transaction and (iv) the Offering and the application of estimated net proceeds therefrom. The unaudited Company pro forma combined statements of operations data for the twelve months ended December 31, 1995 and the six months ended June 30, 1996 present adjustments for the following transactions as if each had occurred on January 1, 1995: (i) the BPI Acquisition, (ii) the sale on July 25, 1995 by the Company and certain warrant holders of shares of Class A Common Stock in a public offering that resulted in net proceeds of $132,734 to the Company (the "1995 Offering"), (iii) the Pyramid Acquisition, (iv) the Other Completed Transactions, (v) the Pending Transactions, (vi) the Financing Transaction and (vii) the Offering and the application of estimated net proceeds therefrom. The pro forma information is not necessarily indicative of the operating results or financial position that would have been achieved had such transactions actually been consummated on the dates specified, nor is it indicative of the Company's future results or financial position. See "Unaudited Pro Forma Condensed Combined Financial Statements."
(3) Consists of a non-cash charge resulting from the grant of employee stock options prior to the Company's initial public offering.
(4) Includes gains on dispositions of assets of $3,392 and $6,991 in 1993 and 1994, respectively.
(5) In connection with its debt refinancings in 1994, the Company wrote off the unamortized balance of deferred debt issuance costs of $3,585 as an extraordinary charge.
(6) Due to the early redemption of the Company's Series A and Junior Exchangeable Redeemable Preferred Stock in October 1993, a one-time accretion charge of approximately $17,506 was incurred which increased loss per common share for 1993 by $1.77.
(7) Gives effect to the three-for-two stock split, retroactively for all periods presented.
(8) Data on station operating income excluding depreciation and amortization, corporate general and administrative expense (commonly referred to as broadcast cash flow), although not calculated in accordance with generally accepted accounting principles, is widely used in the broadcast industry as a measure of a company's operating performance. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Broadcast cash flow does not take into account the Company's debt service requirements and other commitments and, accordingly, broadcast cash flow is not necessarily indicative of amounts that may be available for dividends, reinvestment in the Company's business or other discretionary uses.
(9) The current portion of the Company's long-term debt at June 30, 1996 was $29,250. Long-term debt excludes capital lease obligations of $626 at June 30, 1996, which are classified as other liabilities in the historical financial statements.

                                 RISK FACTORS

  In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should consider carefully the following factors before purchasing the shares of Class A Common Stock offered hereby.

The Company's Expansion

  Since consummation of the BPI Acquisition in May of 1995, the Company has experienced significant expansion, including expansion into a number of markets in which the Company has not previously operated. See "Prospectus Summary--Recent Developments." The Company is regularly involved in discussions with third parties regarding potential acquisitions and has entered into binding agreements with respect to the Pending Transactions described herein. In light of the Pending Transactions as well as the Company's pursuit of additional acquisitions, the Company expects to experience significant expansion in the future. As a result, the Company's management is expected to be required to manage a substantially larger radio station group than historically has been the case. The Company's acquisition strategy involves numerous other risks, including difficulties in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired stations. There can be no assurance the Pending Transactions or other acquisitions the Company may undertake will benefit the Company.

Possible Non-consummation of the Pending Transactions

  The consummation of radio broadcasting acquisitions requires FCC approval with respect to the transfer of the broadcast license of the acquired station. The consummation of certain acquisitions, including the Pending Transactions, is also subject to applicable waiting periods and possible review by the Department of Justice or the Federal Trade Commission under the HSR Act. The Company understands that since the passage of the 1996 Act several radio broadcasting acquisitions (none of which directly involves the Company) have been the subject of "second requests" for additional information by federal authorities under the HSR Act and that the Department of Justice is currently reviewing its internal guidelines for antitrust review of radio broadcasting acquisitions. Although the Company does not believe that any of the Pending Transactions or the Company's pursuit of other acquisitions will be adversely affected by review under the HSR Act or by the potential development of new Department of Justice guidelines, there can be no assurance that this will be the case. Finally, the consummation of certain of the Pending Transactions will also depend upon the Company's ability to establish a new, expanded credit facility in the Financing Transaction or otherwise gain access to additional financing, and the Company requires additional financing capacity in order to implement its acquisition strategy. See "Prospectus Summary-- Recent Developments--The Financing Transaction." There can be no assurance that the FCC will approve future acquisitions, including the Pending Transactions for which approval has not been obtained, that the Company will be able to consummate such acquisitions or that additional financing will be available on acceptable terms under a new and expanded credit facility or otherwise.

Substantial Leverage, Pledge of Assets and Covenants

  As of June 30, 1996, the Company's total long-term debt (including current portion) was approximately $554.0 million. Although consummation of the Offering will result in a decrease in the Company's leverage, the Company will incur substantial additional indebtedness in order to finance the Pending Transactions, as well as other acquisitions that may be identified in the future. After giving pro forma effect to the Offering, the Other Completed Transactions, the Pending Transactions and the Financing Transaction, at June 30, 1996 the Company would have had $913.3 million in long-term debt outstanding (including current portion). Because of the Company's substantial indebtedness, a significant portion of the Company's operating income is, and will continue to be, required for debt service. The Company's significant leverage could make it vulnerable to a downturn in the operating performance of its radio stations or a downturn in economic conditions.

  Substantially all of the Company's assets are pledged to secure indebtedness outstanding under the Senior Credit Facility and its Senior Secured Amended and Restated Note Purchase Agreement dated

January 17, 1996 (the "Senior Note Agreement"). The Senior Credit Facility and the Senior Note Agreement each contain certain financial and operational covenants and other restrictions with which the Company must comply, including, among others, limitations on capital expenditures, corporate overhead and the incurrence of additional indebtedness, paying cash dividends and redeeming or repurchasing capital stock of the Company, restrictions on the use of borrowings, and requirements to maintain certain financial ratios, and the Senior Credit Facility also prohibits the Company from making certain acquisitions unless certain financial conditions are satisfied or unless the consent of lenders representing a majority of the commitments thereunder is obtained. Any new credit facility is likely to contain similar provisions. Such provisions may adversely affect the Company's operational flexibility and its ability to pursue its strategy of further growth through acquisitions.

Radio Broadcasting Industry Subject to Federal Regulation

  The radio broadcasting industry is subject to extensive regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). Approval of the FCC is required for the issuance, renewal or transfer of radio broadcast station operating licenses. In particular, the Company's business will be dependent upon its continuing to hold radio broadcasting licenses from the FCC that are issued for terms of up to eight years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that any of the stations' licenses will be renewed at their expiration dates, or that renewals, if granted, will not include conditions or qualifications that could adversely affect the Company's operations. In addition, the Communications Act and FCC rules restrict alien ownership and voting of capital stock of, and participations in the affairs of the Company. Moreover, laws, regulations and policies may be changed significantly over time and there can be no assurance that such changes will not have a material adverse affect on the Company's business, financial condition and results of operations.

  The 1996 Act, which amended the Communications Act in a number of important respects, has created significant new opportunities for radio broadcasters, but also has created uncertainties as to how the FCC and the courts will enforce and interpret the 1996 Act. Although the 1996 Act eliminated the national ownership ceiling previously applicable to radio broadcasters and also loosened restrictions previously applicable to ownership within single markets, significant restrictions remain on permitted levels of local ownership. In markets with 45 or more stations, ownership is limited to eight stations, no more than five of which can be FMs or AMs; in markets with 30-44 stations, ownership is capped at seven stations, no more than four of which can be FMs or AMs; in markets with 15-29 stations, ownership is limited to six stations, no more than four of which can be FMs or AMs; and in markets with 14 or fewer stations, ownership is limited to no more than 50% of the market's total and no more than three AMs or FMs. In order to comply with these limitations, the Company has agreed in the contract relating to the acquisition of WPNT-FM to dispose of one FM station in Chicago on or prior to March 15, 1997. The contract also requires the Company to file an application with the FCC seeking approval of the disposition of one of the Company's Chicago FM stations on or prior to September 30, 1996. Also to comply with such rules, the Company will dispose of one Philadelphia FM station or will transfer one Philadelphia FM station to a trust through which the Company would retain the economic interest in the station but no control, pending sale of the station by the trust. The contract relating to the WDAS-AM/FM Transaction requires that such disposition or transfer occur by May 1, 1997. Compliance with the FCC's multiple ownership rules is expected to cause the Company and other radio broadcasters to forego acquisition opportunities that they might otherwise wish to pursue. Compliance with these rules by third parties may also have a significant impact on the Company as, for example, in precluding the consummation of swap transactions that would cause such third parties to violate multiple ownership rules.

Influence by the Principal Stockholder

  Upon consummation of the Offering, Scott K. Ginsburg, the Principal Stockholder, as beneficial owner of all Class B Common Stock, will hold approximately 48.6% of the outstanding combined voting power of all classes of the Common Stock, approximately 45.0% of such combined voting power after giving effect to the conversion of all shares of the Company's Convertible Preferred Stock, and 44.0% of the outstanding combined voting power after giving effect to the conversion of all of the Convertible Preferred Stock and the exercise of all outstanding employee and director stock options (47.7%, 44.3%
and 43.2%, respectively, if the underwriters' over-allotment option is exercised in full). Each share of the Class A Common Stock has one vote on all matters submitted to a vote of the holders of the Common Stock, whereas each share of the Company Class B Common Stock generally has ten votes. As a result of his voting power, the Principal Stockholder will have substantial influence on all matters submitted to a vote of the holders of Company Stock, including the election of directors. The voting power of the Principal Stockholder may have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of the Class A Common Stock might otherwise receive a premium for their shares over then-current market prices.

Dependence on Key Personnel

  The Company's business is dependent upon the performance of certain key individuals, including Scott K. Ginsburg, its Chairman and Chief Executive Officer; James de Castro, its President and Chief Operating Officer; and Matthew E. Devine, its Chief Financial Officer. The loss of the services of Mr. Ginsburg, Mr. de Castro or Mr. Devine could have a material and adverse effect on the Company. In addition, an event of default under the Senior Credit Facility and the Senior Note Agreement would occur if any two of Mr. Ginsburg, Mr. de Castro or Mr. Devine were to cease to be employed by the Company in senior executive capacities and replacements satisfactory to the lenders representing two-thirds of the commitments thereunder were not found within ninety days following the occurrence of such event.

Competitive Nature of Radio Broadcasting

  The radio broadcasting industry is a highly competitive business. The success of each of the Company's stations is dependent, to a significant degree, upon its audience ratings and share of the overall advertising revenue within its market. The Company's stations compete for listeners and advertising revenue directly with other radio stations, as well as with other media, within their respective markets. The Company also competes with other broadcasting operators for acquisition opportunities, and prices for radio stations in major markets have increased significantly in recent periods. As the pace of consolidation in the radio broadcasting industry accelerates, certain competitors are emerging which may have larger portfolios of major market radio stations, greater ability to deliver large audiences to advertisers and more access to capital resources than does the Company. The Company's audience ratings and market share are subject to change and any adverse change in a particular market could have a material and adverse effect on the revenue of the Company's stations located in that market. There can be no assurance that any one of the Company's stations will be able to maintain or increase its current audience ratings or advertising revenue market share.

  The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, direct broadcast satellite ("DBS") systems and other digital audio broadcasting formats to local and national audiences. In addition, the FCC has allocated spectrum to and currently is preparing the service rules for a new satellite-delivered Digital Audio Radio Service ("DARS"). These actions may result in the introduction of several new national or regional satellite radio services. The Company cannot predict at this time the effect, if any, that any such new technologies may have on the radio broadcasting industry.

History of Net Losses

  The Company and its subsidiaries have historically experienced, on a consolidated basis, net losses, principally as a result of significant interest charges, certain non-recurring expenses and depreciation and amortization charges relating to the acquisition of radio broadcasting stations. The Company's net loss attributable to common stockholders for the years ended December 31, 1993, 1994, 1995 and the six months ended June 30, 1996 was $44.3 million, $8.4 million, $10.7 million and $18.9 million, respectively. The acquisition of radio broadcasting stations is an integral part of the Company's operating strategy and the Company expects that amortization charges and interest expenses relating to past and possible future acquisitions of radio broadcasting stations will continue to have a significant adverse effect on the Company's reported net income (loss).

  After giving pro forma effect to the BPI Acquisition, the 1995 Offering, the Pyramid Acquisition, the Other Completed Transactions, the Pending Transactions, the Financing Transaction and the Offering and the application of estimated net proceeds therefrom, net loss attributable to common stockholders would have been $77.2 million and $38.2 million for the twelve months ended December 31, 1995 and the six months ended June 30, 1996, respectively.

Uncertainty as to Market Price of the Class A Common Stock

  Because the market price of the Class A Common Stock is subject to fluctuation, the market value of the shares of the Class A Common Stock may increase or decrease prior to and following the consummation of the Offering. There can be no assurance that at or after the consummation of the Offering the shares of the Class A Common Stock will trade at the prices at which such shares have traded in the past. The prices at which the Class A Common Stock trades after the consummation of the Offering may be influenced by many factors, including the liquidity of the Class A Common Stock, investor perceptions of the Company and the radio broadcasting industry, the operating results of the Company and its subsidiaries, the Company's dividend policy, possible future changes in regulation of the radio broadcasting industry and general economic and market conditions.

Dilution

  Persons purchasing shares of Class A Common Stock at the offering price will incur immediate dilution in net tangible book value per share of Common Stock. As of June 30, 1996, after giving effect to the Other Completed Transactions and the Pending Transactions, the Company had an adjusted consolidated negative net tangible book value of approximately $1,130.6 million, or $34.11 per share of Common Stock. "Net Tangible Book Value" per share represents the total amount of tangible assets of the Company, less the total amount of liabilities of the Company, divided by the number of shares of Common Stock outstanding (including for this purpose the assumed conversion of the Company's Convertible Preferred Stock into shares of Class A Common Stock but excluding shares of Class A Common Stock issuable upon exercise of outstanding employee and director stock options). After giving effect to the Other Completed Transactions, the Pending Transactions, the Financing Transaction and the sale of 8,000,000 shares of Class A Common Stock offered hereby at the assumed offering price of $32.00 per share (the last reported sale price of Class A Common Stock on the Nasdaq National Market on September 16, 1996), after deducting estimated underwriting discounts and commissions and estimated offering expenses, the Company's adjusted consolidated negative net tangible book value at June 30, 1996, would have been $887.4 million, or $21.57 per share of Common Stock. This represents an immediate increase in net tangible book value of $12.54 per share to existing stockholders and an immediate dilution of $53.57 per share to new investors purchasing shares in this Offering. "Dilution" per share represents the difference between the price per share to be paid by the new investors and the pro forma consolidated negative net tangible book value per share at June 30, 1996.

                                CAPITALIZATION

  The following table sets forth (i) the actual capitalization of the Company at June 30, 1996 and (ii) such capitalization as adjusted to give effect to the Other Completed Transactions, the Pending Transactions, the Financing Transaction and this Offering at an assumed offering price of $32.00 and the application of the net proceeds therefrom. See "Use of Proceeds" and "Unaudited Pro Forma Condensed Combined Financial Statements."

                                                       AS OF JUNE 30, 1996
                                                     -------------------------
                                                     (DOLLARS IN THOUSANDS)
                                                                  PRO FORMA
                                                       ACTUAL    AS ADJUSTED
                                                     ----------  -------------
Long-term debt(1):
  Senior Credit Facility............................ $  542,000  $   901,300(2)
  Senior Notes......................................     12,000       12,000
                                                     ----------  -----------
    Total long-term debt............................    554,000      913,300
Stockholders' equity:
  Convertible Preferred Stock (6,000,000 shares
   authorized; 1,610,000 shares issued and
   outstanding).....................................     80,500       80,500
  Class A Common Stock ($0.01 par value; 75,000,000
   shares authorized; 24,994,929 shares issued and
   outstanding; 32,994,929 pro forma as
   adjusted)(3).....................................        249          329
  Class B Common Stock ($0.01 par value; 4,500,000
   shares authorized; 3,116,066 shares issued and
   outstanding).....................................         31           31
  Additional paid-in capital........................    317,823      560,943
  Accumulated deficit...............................   (112,409)    (112,409)
                                                     ----------  -----------
    Total stockholders' equity......................    286,194      529,394
                                                     ----------  -----------
      Total capitalization.......................... $  840,194  $ 1,442,694
                                                     ==========  ===========

- --------
(1) Includes current portion of long-term debt of $29,250 and excludes capital lease obligations of $626 at June 30, 1996 which are classified as other liabilities in the historical financial statements.
(2) Includes borrowings of $625.0 million under the Senior Credit Facility as presently in effect. To consummate all of the Pending Transactions it will be necessary for the Company to (i) replace the Senior Credit Facility with a new, expanded credit facility or (ii) sell non-core assets or obtain debt or equity financing from other sources. See "Prospectus Summary--Recent Developments" and "Risk Factors--Possible Non-consummation of Pending Transactions."
(3) The Class A Common Stock outstanding excludes (i) 5,030,455 shares of Class A Common Stock issuable upon conversion of the Convertible Preferred Stock, which is convertible into Class A Common Stock at a price of $16.00 per share and which became callable by the Company after August 16, 1996,
    (ii) 1,521,173 shares of Class A Common Stock that may be issued from time to time upon the exercise of vested employee and director stock options having exercise prices ranging from $.01 to $23.33 per share, (iii) 190,500 shares of Class A Common Stock that may be issued from time to time upon exercise of currently unvested employee and director stock options having exercise prices ranging from $23.91 to $26.75 per share and
    (iv) 355,065 shares of Class A Common Stock issuable upon exercise of options authorized but not yet granted under the Company's employee and director stock option plans.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Class A Common Stock offered hereby, after deducting estimated underwriting discounts and commissions and the estimated expenses of the Offering, are estimated to be $243.2 million, assuming an offering price of $32.00 per share. All of such net proceeds will be used to repay borrowings outstanding under the Senior Credit Facility. As of September 19, 1996, a total of $572.5 million in borrowings was outstanding under the Senior Credit Facility and the effective interest rate thereon was approximately 7.25%. Borrowings under the Senior Credit Facility have been used to finance acquisitions, including the Pyramid Acquisition and the KYLD-FM Acquisition, and for working capital purposes. Borrowings under the Senior Credit Facility bear interest at a floating rate based on the participating banks' prime rate or Eurodollar rate, plus an incremental rate. Upon repayment of such borrowings, the amount repaid may be subsequently reborrowed for general corporate purposes (including financing of the Pending Transactions), subject to compliance with certain conditions. The Company is actively engaged in negotiations regarding the Financing Transaction, which involves the establishment of a new, expanded credit facility that would replace the Senior Credit Facility. The Company expects that amounts available under the Senior Credit Facility and amounts potentially available under a new, expanded credit facility will be used to finance the Pending Transactions as well as future acquisitions. See "Risk Factors--Possible Non-consummation of Pending Transactions". Other potential sources of financing for future acquisitions include cash flow from operations, additional debt or equity financings, the sale of non-core assets or a combination of those methods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Notes 4 and 7(a) of the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, incorporated herein by reference, for additional information concerning the Senior Credit Facility.

                      PRICE RANGE OF CLASS A COMMON STOCK

  The Class A Common Stock is listed on The Nasdaq National Market under the symbol "EVGM." The following table sets forth for the periods indicated the high and low closing sale prices per share as reported on The Nasdaq National Market. The closing sale prices have been adjusted retroactively for the three-for-two stock split, effected in the form of a stock dividend, paid on August 26, 1996 to stockholders of record at the close of business on August 19, 1996.

                                                                   HIGH   LOW
                                                                  ------ ------
TWELVE MONTHS ENDED DECEMBER 31, 1994:
  First Quarter.................................................. $12.33 $ 7.83
  Second Quarter.................................................  12.33   8.00
  Third Quarter..................................................  12.17  10.17
  Fourth Quarter.................................................  12.17  10.33
TWELVE MONTHS ENDED DECEMBER 31, 1995:
  First Quarter.................................................. $12.00 $ 9.33
  Second Quarter.................................................  18.00  10.67
  Third Quarter..................................................  23.75  17.17
  Fourth Quarter.................................................  21.33  15.92
TWELVE MONTHS ENDED DECEMBER 31, 1996:
  First Quarter.................................................. $24.50 $16.83
  Second Quarter.................................................  29.50  21.83
  Third Quarter(1)...............................................  33.25  25.74

   On September 13, 1996, there were 123 holders of record of the Class A Common Stock.
- --------
(1)Data presented for the period July 1, 1996 through September 19, 1996.

                                DIVIDEND POLICY

  The Company intends to retain future earnings for use in its business and does not anticipate paying any cash dividends on shares of its Common Stock in the foreseeable future. The Company is currently subject to restrictions under terms of the Senior Credit Facility and the Senior Note Agreement that limit the amount of cash dividends that may be paid on its Common Stock. The Company may pay cash dividends on its Common Stock in the future only if certain financial tests set forth in the Senior Credit Facility and the Senior Note Agreement are met and only if it fulfills its obligations to pay dividends to the holders of its preferred stock. See "Description of Common Stock-- Dividends."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements are presented using the purchase method of accounting for all acquisitions including the BPI Acquisition, the Pyramid Acquisition, the KYLD-FM Acquisition and the Pending Transactions and reflect (i) the combination of consolidated historical financial data of the Company, BPI, Pyramid, station KYLD-FM and the stations to be acquired in the Pending Transactions and (ii) elimination of the consolidated historical data of the stations sold in the Buffalo Dispositions and of the Charlotte stations being swapped or sold in the Philadelphia Transaction. The unaudited pro forma condensed combined balance sheet data at June 30, 1996 presents adjustments for the following transactions as if each had occurred at June 30, 1996: (i) the Other Completed Transactions, (ii) the Pending Transactions, (iii) the Financing Transaction and (iv) the Offering and the application of estimated net proceeds therefrom. The unaudited pro forma condensed combined statement of operations data for the twelve months ended December 31, 1995 and the six months ended June 30, 1996 present adjustments for the following transactions as if each had occurred on January 1, 1995: (i) the BPI Acquisition, (ii) the 1995 Offering,
(iii) the Pyramid Acquisition, (iv) the Other Completed Transactions, (v) the Pending Transactions, (vi) the Financing Transaction and (vii) the Offering and the application of estimated net proceeds therefrom.

  In the opinion of Company management, all adjustments have been made that are necessary to present fairly the pro forma data.

  The unaudited pro forma condensed combined financial statements should be read in conjunction with the respective financial statements and related notes thereto of the Company, BPI, Pyramid (and its predecessor), WEDR, Inc., Century Chicago Broadcasting, L.P., WJLB/WMXD, Detroit, and KYLD-FM (A Division of Crescent Communications, L.P.), all of which are incorporated by reference into this Prospectus. See "Incorporation of Certain Documents by Reference." These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have been achieved had the transactions reflected therein been consummated as of the dates indicated, or of the results of operations or financial position for any future dates or periods.

  The unaudited pro forma condensed combined financial statements do not reflect the dispositions of one FM station in Chicago and one FM station in Philadelphia that the Company is required to effect in order to comply with the FCC's multiple ownership rules. See "Risk Factors--Radio Broadcasting Industry Subject to Federal Regulation."

                                  THE COMPANY

     UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AT JUNE 30, 1996
                                 (IN THOUSANDS)

                                                                                     PRO FORMA
                                         PRO FORMA                                ADJUSTMENTS FOR
                                      ADJUSTMENTS FOR  PRO FORMA                    THE PENDING
                                         THE OTHER    ADJUSTMENTS     COMPANY PRO  TRANSACTIONS      COMPANY
                           COMPANY       COMPLETED      FOR THE        FORMA AS    AND FINANCING    PRO FORMA
                          HISTORICAL   TRANSACTIONS    OFFERING        ADJUSTED     TRANSACTION      COMBINED
                          ----------  --------------- -----------     ----------- ---------------   ----------
ASSETS:
Current assets..........  $  77,148       $   --       $     --        $  77,148     $    --        $   77,148
Assets held for sale....     32,000       (32,000)(3)        --              --           --               --
Property and equipment,
 net....................     46,293           584 (2)        --           46,877       10,877 (15)      57,754
Intangible assets, net..    779,237        43,416 (2)        --          822,653      594,123 (15)   1,416,776
Other assets............     21,866        (5,000)(2)        --           16,866       (9,500)(15)       7,366
                          ---------       -------      ---------       ---------     --------       ----------
    Total assets........  $ 956,544       $ 7,000      $     --        $ 963,544     $595,500       $1,559,044
                          =========       =======      =========       =========     ========       ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Liabilities
Current portion of long-
 term debt..............  $  29,250       $   --       $     --        $  29,250     $    --        $   29,250
Other current
 liabilities............     28,107           --             --           28,107          --            28,107
                          ---------       -------      ---------       ---------     --------       ----------
    Total current
     liabilities........     57,357           --             --           57,357          --            57,357
Long-term debt,
 excluding current
 portion................    524,750        39,000 (2)   (243,200)(12)    288,550      595,500 (15)     884,050
                                          (32,000)(3)
Other liabilities.......      1,497           --             --            1,497          --             1,497
Deferred Income Taxes...     86,746           --             --           86,746          --            86,746
                          ---------       -------      ---------       ---------     --------       ----------
    Total liabilities...    670,350         7,000       (243,200)        434,150      595,500        1,029,650
                          ---------       -------      ---------       ---------     --------       ----------
STOCKHOLDERS' EQUITY:
Convertible Preferred
 stock..................     80,500           --             --           80,500          --            80,500
Common stock............        280           --              80 (12)        360          --               360
Additional paid-in
 capital................    317,823           --         243,120 (12)    560,943          --           560,943
Accumulated deficit.....   (112,409)          --             --         (112,409)         --          (112,409)
                          ---------       -------      ---------       ---------     --------       ----------
    Total stockholders'
     equity.............    286,194           --         243,200         529,394          --           529,394
                          ---------       -------      ---------       ---------     --------       ----------
Total liabilities and
 stockholders' equity...  $ 956,544       $ 7,000      $     --        $ 963,544     $595,500       $1,559,044
                          =========       =======      =========       =========     ========       ==========

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                                  THE COMPANY

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             PRO FORMA
                                            ADJUSTMENTS                                               PRO FORMA
                                          FOR THE PYRAMID                                            ADJUSTMENTS
                                            ACQUISITION     PRO FORMA                   PENDING    FOR THE PENDING
                                PYRAMID    AND THE OTHER   ADJUSTMENTS    COMPANY PRO TRANSACTIONS  TRANSACTIONS      COMPANY
                     COMPANY   HISTORICAL    COMPLETED       FOR THE       FORMA AS    HISTORICAL   AND FINANCING    PRO FORMA
                    HISTORICAL  1/1-1/17   TRANSACTIONS     OFFERING       ADJUSTED   1/1-6/30(16)   TRANSACTION     COMBINED
                    ---------- ---------- ---------------  -----------    ----------- ------------ ---------------   ---------
CONSOLIDATED
STATEMENT OF
OPERATIONS DATA:
Gross revenues....   $144,614    $2,301        $2,151 (4)    $  --         $149,066     $38,329       $    --        $ 187,395
 Less: agency
 commissions......    (18,252)     (230)         (349)(4)                   (18,831)     (4,802)           --          (23,633)
                     --------    ------       -------        ------        --------     -------       --------       ---------
Net revenues......    126,362     2,071         1,802           --          130,235      33,527            --          163,762
Station operating
expenses excluding
depreciation and
amortization......     80,313     1,692         1,681 (4)       --           83,686      19,990            --          103,676
Depreciation and
amortization......     44,012       519           749 (4)       --           47,732         864         22,904 (17)     71,500
                                                2,452 (5)
Corporate general
and administrative
expenses..........      3,198       123           256 (4)       --            3,220       2,787         (2,787)(18)      3,220
                                                 (357)(6)
                     --------    ------       -------        ------        --------     -------       --------       ---------
Operating income
(loss)............     (1,161)     (263)       (2,979)          --           (4,403)      9,886        (20,117)        (14,634)
Interest expense..     19,027       343         1,094 (4)    (8,816)(13)     11,659       3,250         18,681 (19)     34,387
                                                   11 (8)                                                  797 (20)
Other (income)
expense, net......         12        (5)          (97)(4)       --              (90)         42            --              (48)
                     --------    ------       -------        ------        --------     -------       --------       ---------
Income (loss)
before income
taxes.............    (20,200)     (601)       (3,987)        8,816         (15,972)      6,594        (39,595)        (48,973)
Income tax expense
(benefit).........     (3,705)      --         (2,988)(10)    2,380 (10)     (4,313)       (368)        (8,542)(10)    (13,223)
                     --------    ------       -------        ------        --------     -------       --------       ---------
Net income (loss).    (16,495)     (601)         (999)        6,436         (11,659)      6,962        (31,053)        (35,750)
Preferred stock
dividends.........      2,415       --            --            --            2,415         --             --            2,415
                     --------    ------       -------        ------        --------     -------       --------       ---------
Income (loss)
attributable to
common
stockholders......   $(18,910)   $ (601)      $  (999)       $6,436        $(14,074)    $ 6,962       $(31,053)      $ (38,165)
                     ========    ======       =======        ======        ========     =======       ========       =========
Loss per common
share before
extraordinary item
(14)..............   $  (0.67)      --            --            --         $  (0.39)        --             --        $   (1.06)
                     ========                                              ========                                  =========
Weighted average
common shares
outstanding (14)..     28,070       --            --          8,000          36,070         --             --           36,070
OTHER FINANCIAL
DATA:
Broadcast cash
flow..............   $ 46,049    $  379       $   121        $  --         $ 46,549     $13,537       $    --        $  60,086

  See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements

                                  THE COMPANY

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      PRO FORMA
                                                     ADJUSTMENTS
                                                    FOR THE 1995
                                                    OFFERING, THE                                                 PRO FORMA
                                                         BPI                                                      ADJUSTMENT
                                                    ACQUISITION,                                                   FOR THE
                                                     THE PYRAMID                                                   PENDING
                                                     ACQUISITION                                      PENDING    TRANSACTIONS
                                 BPI      PYRAMID   AND THE OTHER       PRO FORMA        COMPANY   TRANSACTIONS      AND
                    COMPANY   HISTORICAL HISTORICAL   COMPLETED        ADJUSTMENTS      PRO FORMA   HISTORICAL    FINANCING
                   HISTORICAL  1/1-5/12  1/1-12/31  TRANSACTIONS     FOR THE OFFERING  AS ADJUSTED 1/1-12/31(16) TRANSACTION
                   ---------- ---------- ---------- -------------    ----------------  ----------- ------------- ------------
CONSOLIDATED
STATEMENT OF
OPERATIONS DATA:
Gross revenues..    $186,365   $21,689    $ 75,858    $    113 (4)       $    --        $284,025      $88,291      $    --
Less agency
commissions.....     (23,434)   (2,630)     (9,135)       (284)(4)            --         (35,483)     (11,235)          --
                    --------   -------    --------    --------           --------       --------      -------      --------
Net revenues....     162,931    19,059      66,723        (171)               --         248,542       77,056           --
Station
operating
expenses
excluding
depreciation and
amortization....      97,674    14,078      41,261          60 (4)            --         153,073       48,826           --
Depreciation and
amortization....      47,005     3,087      11,038         510 (4)            --          94,848        4,425        45,861 (17)
                                                        33,208 (5)
Corporate
general and
administrative
expenses........       4,475     1,465       4,890         549 (4)            --           5,175        4,968        (4,968)(18)
                                                        (6,204)(6)
Merger and
equity plan
expenses........         --        --       10,932     (10,932)(7)            --             --           --            --
                    --------   -------    --------    --------           --------       --------      -------      --------
Operating income
(loss)..........      13,777       429      (1,398)    (17,362)               --          (4,554)      18,837       (40,893)
Interest
expense.........      19,199     2,724       9,289       2,368 (4)        (18,240)(13)    25,103        7,743        37,632 (19)
                                                         9,763 (8)                                                    2,475 (20)
Other (income)
expense, net....         236       --          930      (1,370)(9)            --            (204)        (165)          --
                    --------   -------    --------    --------           --------       --------      -------      --------
Income (loss)
before income
taxes...........      (5,658)   (2,295)    (11,617)    (28,123)            18,240        (29,453)      11,259       (81,000)
Income tax
expense
(benefit).......         192       --          --      (13,069)(10)         4,925 (10)    (7,952)         158       (18,988)(10)
                    --------   -------    --------    --------           --------       --------      -------      --------
Net income
(loss)..........      (5,850)   (2,295)    (11,617)    (15,054)            13,315        (21,501)      11,101       (62,012)
Preferred stock
dividends.......       4,830       --        7,169      (7,169)(11)           --           4,830          --            --
                    --------   -------    --------    --------           --------       --------      -------      --------
Income (loss)
attributable to
common
stockholders....    $(10,680)  $(2,295)   $(18,786)   $ (7,885)          $ 13,315       $(26,331)     $11,101      $(62,012)
                    ========   =======    ========    ========           ========       ========      =======      ========
Loss per common
share before
extraordinary
item(14)........    $  (0.52)      --          --          --                 --        $  (0.73)         --            --
                    ========                                                            ========
Weighted average
common shares
outstanding (14).     20,721       --          --        7,313 (14)         8,000         36,034          --            --
OTHER FINANCIAL
DATA:
Broadcast cash
flow............    $ 65,257   $ 4,981    $ 25,462    $   (231)          $    --        $ 95,469      $28,230      $    --
                   COMPANY PRO
                      FORMA
                    COMBINED
                   -----------
CONSOLIDATED
STATEMENT OF
OPERATIONS DATA:
Gross revenues..    $372,316
Less agency
commissions.....     (46,718)
                   -----------
Net revenues....     325,598
Station
operating
expenses
excluding
depreciation and
amortization....     201,899
Depreciation and
amortization....     145,134
Corporate
general and
administrative
expenses........       5,175
Merger and
equity plan
expenses........         --
                   -----------
Operating income
(loss)..........     (26,610)
Interest
expense.........      72,953
Other (income)
expense, net....        (369)
                   -----------
Income (loss)
before income
taxes...........     (99,194)
Income tax
expense
(benefit).......     (26,782)
                   -----------
Net income
(loss)..........     (72,412)
Preferred stock
dividends.......       4,830
                   -----------
Income (loss)
attributable to
common
stockholders....    $(77,242)
                   ===========
Loss per common
share before
extraordinary
item(14)........    $  (2.14)
                   ===========
Weighted average
common shares
outstanding (14).     36,034
OTHER FINANCIAL
DATA:
Broadcast cash
flow............    $123,699

  See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                   (TABLES IN THOUSANDS, EXCEPT SHARE DATA)

  (1) BASIS OF PRESENTATION. The purchase method of accounting has been used in the preparation of the unaudited pro forma condensed combined financial statements. Under this method of accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. For purposes of the unaudited pro forma condensed combined financial statements, the purchase prices of Pyramid, KYLD-FM and the stations to be acquired in the Pending Transactions have been allocated to the fair value of net assets acquired by Company management based primarily on information furnished by management of Pyramid, the seller of KYLD-FM and the sellers of the stations to be acquired in the Pending Transactions, respectively. The final allocation of the respective purchase price of the Pyramid Acquisition, the KYLD-FM Acquisition and the stations to be acquired in the Pending Transactions will not be determined until a reasonable time after consummation of such transactions and will be based on a complete evaluation of the assets acquired and liabilities assumed. Accordingly, the information presented herein may differ from the final purchase price allocation.

  The Company acquired WKLB-FM in May of 1996, and the preliminary allocation of the assets acquired and liabilities assumed are reflected in the Company's June 30, 1996 historical balance sheet. The Company has agreed to exchange WKLB-FM for Washington D.C. station WGAY-FM in one of the Pending Transactions. The final allocation of the assets and liabilities assumed in such exchange will not be determined until a reasonable period of time after consummation of the exchange, and will be based on a complete evaluation of the assets acquired and liabilities assumed.

  Data on station operating income excluding depreciation and amortization and corporate general and administrative expense (commonly referred to as broadcast cash flow), although not calculated in accordance with generally accepted accounting principles, is widely used in the broadcast industry as a measure of a company's operating performance. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measures for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Broadcast cash flow does not take into account the Company's debt service requirements and other commitments and, accordingly, broadcast cash flow is not necessarily indicative of amounts that may be available for dividends, reinvestment in the Company's business or other discretionary uses.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET RELATED TO THE OTHER COMPLETED TRANSACTIONS

  (2) Reflects the aggregate purchase price of KYLD-FM as follows:

                    PROPERTY AND
                     EQUIPMENT,  INTANGIBLE ASSETS,   DECREASE IN   INCREASE IN LONG-
   PURCHASE PRICE      NET(a)          NET(b)       OTHER ASSETS(c)     TERM DEBT
   --------------   ------------ ------------------ --------------- -----------------
      $44,000           $584          $43,416           $5,000           $39,000

- --------
(a) The Company has assumed that historical balances of net property and equipment approximate fair value for the preliminary allocation of the purchase price. The Company did not assume the working capital accounts of the acquired station.
(b) The Company, on a preliminary basis, has allocated the $43,416 of intangible assets to broadcast licenses, noncompetition agreements and other identifiable intangible assets. This preliminary allocation and the estimated average eleven-year life used for pro forma amortization expense are based on historical information from prior acquisitions. The Company expects to definitively allocate the purchase price within a reasonable time after consummation of the KYLD-FM Acquisition when a complete evaluation of the assets and liabilities of KYLD-FM can be performed.
(c) Represents funds placed in escrow which were used to fund a portion of the purchase price.

  (3) Reflects the sales proceeds from the disposition of Buffalo radio stations WHTT-FM and WHTT-AM for $19,500 and WSJZ-FM for $12,500. These radio stations are accounted for as assets held for sale as of June 30, 1996. The net proceeds of $32,000 are used to reduce outstanding borrowings under the Senior Credit Facility. No gain or loss was recognized by the Company as a result of these dispositions.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS RELATED TO THE 1995 OFFERING, THE BPI ACQUISITION, THE PYRAMID ACQUISITION AND THE OTHER COMPLETED TRANSACTIONS

  (4) Reflects the results of operations for San Francisco radio station KYLD-FM for the twelve months ended December 31, 1995 and the period from January 1, 1996 to April 30, 1996 and eliminates the results of operations of Buffalo radio stations WHTT-FM, WHTT-AM and WSJZ-FM contained in the Pyramid historical results for the twelve months ended December 31, 1995 and the period from January 1, 1996 to January 17, 1996. Net revenues and station operating expenses (excluding depreciation and amortization) for KYLD-FM for the period May 1, 1996 to June 30, 1996 are included in the historical results of the Company as the time brokerage agreement relating to KYLD-FM began May 1, 1996. The results of operations for WHTT-FM, WHTT-AM and WSJZ-FM for the period January 18, 1996 to June 30, 1996 have been excluded from the Company's consolidated statement of operations for the six months ended June 30, 1996 in accordance with accounting for the stations as assets held for sale.

                               TWELVE MONTHS ENDED              SIX MONTHS ENDED
                                DECEMBER 31, 1995                JUNE 30, 1996
                          ------------------------------ ---------------------------------
                           KYLD-FM   BUFFALO     NET      KYLD-FM      BUFFALO     NET
                          HISTORICAL STATIONS ADJUSTMENT HISTORICAL    STATIONS ADJUSTMENT
                          ---------- -------- ---------- ----------    -------- ----------
Gross revenues..........   $ 6,140    $6,027   $   113    $ 2,308        $157    $2,151
Less: agency
 commissions............      (964)     (680)     (284)      (363)        (14)     (349)
                           -------    ------   -------    -------        ----    -------
Net revenues............     5,176     5,347      (171)     1,945         143      1,802
Station operating
 expenses excluding
 depreciation and
 amortization...........     4,331     4,271        60      1,885         204      1,681
Depreciation and
 amortization...........     1,481       971       510        749         --         749
Corporate general and
 administrative expense.       549       --        549        256         --         256
                           -------    ------   -------    -------        ----    -------
Operating income (loss).    (1,185)      105    (1,290)      (945)        (61)      (884)
Interest expense........     2,368       --      2,368      1,094         --       1,094
Other (income) expense,
 net....................       --        --        --         (97)(a)     --         (97)
                           -------    ------   -------    -------        ----    -------
Income (loss) before
 income taxes...........   $(3,553)   $  105   $(3,658)   $(1,942)       $(61)   $(1,881)
                           =======    ======   =======    =======        ====    =======

- --------
(a) Reflects the elimination of payments made by the Company to Crescent Communications, L.P. of $500 pursuant to a time brokerage agreement for the period from May 1, 1996 through June 30, 1996.

  (5) Reflects incremental amortization related to the BPI Acquisition, the Pyramid Acquisition and the KYLD-FM Acquisition and is based on the allocation of the total consideration as follows:

                                                   TWELVE MONTHS    SIX MONTHS
                                                       ENDED           ENDED
                                                 DECEMBER 31, 1995 JUNE 30, 1996
                                                 ----------------- -------------
Amortization expense for the period from
 January 1, 1995 to May 12, 1995 on $264,650
 additional intangible assets related to the
 BPI Acquisition, which includes $234,938 of
 intangible assets and $29,712 resulting from
 the recognition of deferred tax liabilities,
 amortized on a straight-line basis over a
 weighted average period of 11 years...........       $ 9,022
Less: historical BPI amortization expense......        (2,315)
                                                      -------
BPI adjustment for net increase in amortization
 expense.......................................       $ 6,707
                                                      =======
Amortization expense for the twelve months
 ended December 31, 1995 and for the period
 from January 1, 1996 to January 17, 1996 on
 $355,995 additional intangible assets related
 to the Pyramid Acquisition, which includes
 $294,777 of intangible assets and $61,218
 resulting from the recognition of deferred tax
 liabilities, amortized on a straight-line
 basis over a weighted average period of 11
 years.........................................       $32,363         $1,528
Less: historical Pyramid amortization expense..        (8,529)          (409)
                                                      -------         ------
Pyramid adjustment for net increase in
 amortization expense..........................       $23,834         $1,119
                                                      =======         ======
Amortization expense for the twelve months
 ended December 31, 1995 and for the period
 from January 1, 1996 to June 30, 1996 on
 $43,416 additional intangible assets related
 to the KYLD-FM Acquisition amortized on a
 straight-line basis over a weighted average
 period of 11 years............................       $ 3,947         $1,973
Less: historical KYLD-FM amortization expense          (1,280)          (640)
                                                      -------         ------
KYLD-FM adjustment for net increase in
 amortization expense..........................       $ 2,667         $1,333
                                                      =======         ======
Total adjustment for net increase in
 amortization expense..........................       $33,208         $2,452
                                                      =======         ======

  Historical depreciation expense, of BPI, Pyramid and KYLD-FM is assumed to approximate depreciation expense on a pro forma basis. Actual amortization and depreciation expense for Pyramid and KYLD-FM may differ based upon the final allocation of the total consideration.

  (6) For 1995, reflects the elimination of duplicate BPI corporate expenses for the period from January 1, 1995 to May 12, 1995 of $1,265, the elimination of duplicate Pyramid corporate expenses of $4,390 and the elimination of duplicate KYLD-FM corporate expenses of $549, totaling $6,204. For the six months ended June 30, 1995, reflects the elimination of duplicate Pyramid corporate expenses of $100 for the period from January 1, 1996 to January 17, 1996, and the elimination of duplicate KYLD-FM corporate expenses of $257, totalling $357.

  (7) Reflects the elimination of merger and equity plan expenses incurred by Pyramid in connection with the Pyramid Acquisition for the year ended December 31, 1995.

  (8) Reflects the adjustment to interest expense in connection with the consummation of the 1995 Offering, the BPI Acquisition, the Pyramid Acquisition and the Other Completed Transactions:

                                                  TWELVE MONTHS    SIX MONTHS
                                                      ENDED           ENDED
                                                DECEMBER 31, 1995 JUNE 30, 1996
                                                ----------------- -------------
Interest expense on $184,000 additional bank
 borrowings for the period January 1, 1995 to
 May 12, 1995 (the Company borrowed $186,000
 on May 12, 1995 and shortly thereafter repaid
 $2,000 from available BPI cash) related to
 the BPI Acquisition at 7.5%..................       $ 5,175
Less: historical BPI interest expense.........        (2,724)
                                                     -------
Adjustment for net increase in interest
 expense......................................       $ 2,451
                                                     =======
Interest expense on $316,500 additional bank
 borrowings related to the Pyramid Acquisition
 at 7.5% for the twelve months ended December
 31, 1995 and 7.25% for the period January 1,
 1996 to January 17, 1996.....................       $23,738         $1,084
Less: historical Pyramid interest expense.....        (9,289)          (343)
                                                     -------         ------
Adjustment for net increase in interest
 expense......................................       $14,449         $  741
                                                     =======         ======
Interest expense on $12,000 additional bank
 borrowings ($44,000 additional bank
 borrowings offset by net proceeds of $32,000
 received in connection with the Buffalo
 Dispositions) related to the KYLD-FM
 Acquisition at 7.5% for the twelve months
 ended December 31, 1995 and 7.25% for the six
 months ended June 30, 1996...................       $   900         $  435
Less: historical interest expense paid on
 escrow funds.................................           --             (71)
Less: historical KYLD-FM interest expense.....        (2,368)        (1,094)
                                                     -------         ------
Adjustment for net decrease in interest
 expense......................................       $(1,468)        $ (730)
                                                     =======         ======
Reduction in interest expense on bank debt
 related to the application of the net
 proceeds of the 1995 Offering of $132,734 at
 7.5% for the period from January 1, 1995 to
 July 25, 1995................................       $(5,669)
                                                     =======
Total adjustment for net increase in interest
 expense......................................       $ 9,763         $   11
                                                     =======         ======

  (9) Reflects the elimination of the Pyramid loss on forgiveness of employee notes receivable of $568 and non-recurring other expenses of $802, totaling $1,370 for the year ended December 31, 1995. The Pyramid employee notes receivable were not assumed by the Company.

  (10) Reflects income tax benefit related to pro forma adjustments. The adjustment to income taxes reflects the application of the estimated effective tax rate on a pro forma basis to income (loss) before income taxes for historical and pro forma adjustment amounts. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through future reversals of existing taxable temporary differences.

  (11) Reflects elimination of preferred stock dividends and accretion to redemption value of Pyramid preferred stock for the year ended December 31, 1995 as such stock was redeemed in connection with the Pyramid Acquisition.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS RELATED TO THE OFFERING

  (12) Reflects the issuance of 8,000,000 shares of Class A Common Stock at an assumed public offering price of $32.00 per share (the last reported sales price per share of Class A Common Stock on the Nasdaq National Market on September 16, 1996) and the application of the estimated net proceeds therefrom to reduce bank debt as follows:

     Shares to be issued..............................................    8,000
     Assumed public offering price per share.......................... $  32.00
                                                                       ========
     Gross proceeds to the Company.................................... $256,000
     Less estimated underwriting discount and offering expenses.......  (12,800)
                                                                       --------
     Estimated net proceeds to the Company used to repay bank debt.... $243,200
                                                                       ========
     Increase in additional paid in capital........................... $243,120
                                                                       ========
     Increase in Common Stock......................................... $     80
                                                                       ========

  (13) Reflects the adjustment to interest expense for the repayment of long-term debt in connection with the consummation of the Offering:

                                            TWELVE MONTHS ENDED SIX MONTHS ENDED
                                             DECEMBER 31, 1995   JUNE 30, 1996
                                            ------------------- ----------------
Decrease in long-term debt.................      $243,200           $243,200
Assumed interest rate......................           7.5%              7.25%
Decrease in interest expense...............      $(18,240)          $ (8,816)

  (14) The pro forma combined loss per common share data is computed by dividing pro forma loss attributable to common stockholders by the weighted average common shares assumed to be outstanding. The calculation of pro forma weighted average common shares outstanding for loss per common share excludes
(i) 5,030,455 shares of Class A Common Stock issuable upon conversion of the Convertible Preferred Stock, which is convertible into Class A Common Stock at a price of $16.00 per share and which became callable by the Company on August 16, 1996, (ii) 1,521,173 shares of Class A Common Stock that may be issued from time to time upon the exercise of vested employee and director stock options having exercise prices ranging from $.01 to $23.33 per share, (iii) 190,500 shares of Class A Common Stock that may be issued from time to time upon exercise of currently unvested employee and director stock options having exercise prices ranging from $23.91 to $26.75 per share and (iv) 355,065 shares of Class A Common Stock issuable upon exercise of options authorized but not yet granted under the Company's employee and director stock option plans.

  A summary of shares used in the pro forma combined loss per common share calculation follows:

                                           TWELVE MONTHS ENDED SIX MONTHS ENDED
                                            DECEMBER 31, 1995   JUNE 30, 1996
                                           ------------------- ----------------
Historical weighted average shares
 outstanding..............................       20,721             28,070
Incremental weighted average shares
 relating to the
 BPI Acquisition..........................        2,042
Incremental weighted average shares
 relating to the
 1995 Offering............................        5,271
Shares relating to the Offering...........        8,000              8,000
                                                 ------             ------
Shares used in the pro forma combined
 earnings per share calculation...........       36,034             36,070
                                                 ======             ======

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET RELATED TO THE PENDING TRANSACTIONS AND FINANCING TRANSACTION

  (15) Reflects the Pending Transactions as follows:

                                                                                           INCREASE
                                                                                         (DECREASE) IN
                         PURCHASE   PROPERTY AND    INTANGIBLE ASSETS, DECREASE IN OTHER   LONG-TERM
      ACQUISITION         PRICE   EQUIPMENT, NET(a)       NET(b)           ASSETS(c)        DEBT(d)
      -----------        -------- ----------------- ------------------ ----------------- -------------
WWWW-FM/WDFN-AM......... $ 30,000      $ 1,173           $ 28,827           $1,500         $ 28,500
WWRC-AM(e)..............   22,500        2,283             20,217              --            22,500
WEDR-FM.................   65,000          781             64,219            3,000           62,000
WPNT-FM.................   73,750          745             73,005            5,000           68,750
WJLB-FM/WMXD-FM.........  168,000        1,102            166,898              --           168,000
WFLN-FM.................   37,750          522             37,228              --            37,750
KKSF-FM/KDFC-FM/AM......  115,000        2,211            112,789              --           115,000
WDAS-FM/AM..............  103,000        2,060            100,940              --           103,000
WUSL-FM/WIOQ-FM(f)......      --           --             (10,000)             --           (10,000)
                         --------      -------           --------           ------         --------
Total................... $615,000      $10,877           $594,123           $9,500         $595,500
                         ========      =======           ========           ======         ========

- --------
(a) The Company has assumed that historical balances of net property and equipment approximate fair value for the preliminary allocation of the purchase prices. The Company will not assume the working capital accounts of the acquired stations.
(b) The Company, on a preliminary basis, has allocated the $594,123 of intangible assets to broadcast licenses, noncompetition agreements and other identifiable intangible assets. This preliminary allocation and the estimated average eleven-year life used for pro forma amortization expense are based on historical information from prior acquisitions. The Company expects to definitively allocate the purchase price within a reasonable time after consummation of the Pending Transactions when a more complete evaluation of the acquired assets and assumed liabilities can be performed.
(c) Represents funds used to pre-fund a portion of the purchase prices. In the case of the acquisition of WWWW-FM/WDFN-AM and WEDR-FM the funds were placed in escrow; in the case of the acquisition of WPNT-FM, the funds were paid to the seller in exchange for the option to purchase the station. Does not include a total of $10,500 of escrow deposits made in connection with certain of the Pending Transactions after June 30, 1996 or a $5,000 letter of credit issued for the benefit of the seller in connection with the WDAS-AM/FM Transaction.
(d) The unaudited pro forma condensed combined balance sheet does not reflect the write-off as an extraordinary item of the unamortized balance of deferred loan fees of $7,749 at June 30, 1996 and does not reflect an estimate of the new loan fees to be incurred in connection with the Financing Transaction because any such adjustments would be immaterial.
(e) The Company has agreed to swap Detroit station WQRS-FM (which the Company is acquiring for $32,000 from Secret) to Greater Media in exchange for Washington, D.C. station WWRC-AM and $9,500 in cash. The net purchase price to the Company of WWRC-AM is therefore $22,500.
(f) The Company has entered into a binding letter of intent to swap five of its six Charlotte stations for Philadelphia stations WUSL-FM and WIOQ-FM and to sell its remaining Charlotte station, WNKS-FM, for $10,000 in cash. The net proceeds of $10,000 are applied to repay long-term debt. In accordance with generally accepted accounting principles, the historical asset balances of the Charlotte stations, less the $10,000 sales proceeds, represent the Company's asset basis in WUSL-FM and WIOQ-FM.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS RELATED TO THE PENDING TRANSACTIONS AND FINANCING TRANSACTION

  (16) The detail of the historical financial data of the stations to be acquired or disposed of in the Pending Transactions for the year ended December 31, 1995 and the six months ended June 30, 1996 has been obtained from the historical financial statements of the respective stations and is summarized below:

                   WWWW-FM/   WGAY-FM/                         WJLB-FM/              WUSL-FM/   KKSF-FM/             CHARLOTTE
                   WDFN-AM    WWRC-AM    WEDR-FM    WPNT-FM    WMXD-FM    WFLN-FM    WIOQ-FM   KDFC-FM/AM WDAS-FM/AM  STATIONS
                  HISTORICAL HISTORICAL HISTORICAL HISTORICAL HISTORICAL HISTORICAL HISTORICAL HISTORICAL HISTORICAL HISTORICAL
                  1/1-12/31  1/1-12/31  1/1-12/31  1/1-12/31  1/1-12/31  1/1-12/31  1/1-12/31  1/1-12/31  1/1-12/31  1/1-12/31
                  ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
TWELVE MONTHS
ENDED DECEMBER
31, 1995
Gross revenues..   $ 8,937    $10,705    $ 9,555    $ 8,806    $21,585     $4,036    $16,599    $13,739    $14,510    $(20,181)
Less: agency
commissions.....    (1,041)    (1,310)    (1,281)    (1,206)    (2,669)      (482)    (2,010)    (1,773)    (1,897)      2,434
                   -------    -------    -------    -------    -------     ------    -------    -------    -------    --------
Net revenues....     7,896      9,395      8,274      7,600     18,916      3,554     14,589     11,966     12,613     (17,747)
Station
operating
expenses
excluding
depreciation and
amortization....     7,191      8,518      3,564      6,527      8,308      1,744      9,197      7,087      7,840     (11,150)
Depreciation and
amortization....       376        410         49        217      2,475        277      1,331      2,283      2,640     (5,633)
Corporate
general and
administrative
expenses........       --         781      1,454        180        625        975        508        --         445         --
                   -------    -------    -------    -------    -------     ------    -------    -------    -------    --------
Operating income
(loss)..........       329       (314)     3,207        676      7,508        558      3,553      2,596      1,688        (964)
Interest
expense.........       --         --         --       1,177      1,658        691      3,369        796         52         --
Other (income)
expense.........        36         60        (22)       --         --        (216)         5        (53)        25         --
                   -------    -------    -------    -------    -------     ------    -------    -------    -------    --------
Income (loss)
before income
taxes...........       293       (374)     3,229       (501)     5,850         83        179      1,853      1,611        (964)
Income tax
expense
(benefit).......       --         (55)       --         --         186         27        --         --         --          --
                   -------    -------    -------    -------    -------     ------    -------    -------    -------    --------
Net income
(loss)..........   $   293    $  (319)   $ 3,229    $  (501)   $ 5,664     $   56    $   179    $ 1,853    $ 1,611    $   (964)
                   =======    =======    =======    =======    =======     ======    =======    =======    =======    ========
                   WWWW-FM/   WGAY-FM/                         WJLB-FM/              WUSL-FM    KKSF-FM              CHARLOTTE
                   WDFN-AM    WWRC-AM    WEDR-FM    WPNT-FM    WMXD-FM    WFLN-FM    WIOQ-FM   KDFC-FM/AM WDAS-FM/AM  STATIONS
                  HISTORICAL HISTORICAL HISTORICAL HISTORICAL HISTORICAL HISTORICAL HISTORICAL HISTORICAL HISTORICAL HISTORICAL
                   1/1-2/14   1/1-6/16   1/1-6/30   1/1-6/30   1/1-6/30   1/1-6/30   1/1-6/30   1/1-6/30   1/1-6/30   1/1-6/30
                  ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
SIX MONTHS ENDED
JUNE 30, 1996
Gross revenues..   $   855    $ 3,264    $ 4,852    $ 3,623    $10,887     $1,875    $ 9,045    $ 7,742    $ 7,189    $(11,003)
Less: agency
commissions.....      (102)      (409)      (652)      (501)    (1,319)      (202)    (1,056)      (979)      (981)      1,399
                   -------    -------    -------    -------    -------     ------    -------    -------    -------    --------
Net revenues....       753      2,855      4,200      3,122      9,568      1,673      7,989      6,763      6,208      (9,604)
Station
operating
expenses
excluding
depreciation and
amortization....       822      3,493      1,711      3,280      4,170        755      4,677      3,593      3,302      (5,813)
Depreciation and
amortization....        14        314         18        112      1,211        139        761      1,177      1,308      (4,190)
Corporate
general and
administrative
expenses........       --         477        885         90        277        488        260        --         310         --
                   -------    -------    -------    -------    -------     ------    -------    -------    -------    --------
Operating income
(loss)..........       (83)    (1,429)     1,586       (360)     3,910        291      2,291      1,993      1,288         399
Interest
expense.........       --         --                    637        683        --       1,667        238         25         --
Other (income)
expense.........       --           5        (15)       --         --         --         --          (4)        56         --
                   -------    -------    -------    -------    -------     ------    -------    -------    -------    --------
Income (loss)
before income
taxes...........       (83)    (1,434)     1,601       (997)     3,227        291        624      1,759      1,207         399
Income tax
expense
(benefit).......       --        (453)       --         --          85        --         --         --         --          --
                   -------    -------    -------    -------    -------     ------    -------    -------    -------    --------
Net income
(loss)..........   $   (83)   $  (981)   $ 1,601    $  (997)   $ 3,142     $  291    $   624    $ 1,759    $ 1,207    $    399
                   =======    =======    =======    =======    =======     ======    =======    =======    =======    ========
                     TOTAL
                    PENDING
                  TRANSACTIONS
                   1/1-12/31
                  ------------
TWELVE MONTHS
ENDED DECEMBER
31, 1995
Gross revenues..    $88,291
Less: agency
commissions.....    (11,235)
                  ------------
Net revenues....     77,056
Station
operating
expenses
excluding
depreciation and
amortization....     48,826
Depreciation and
amortization....      4,425
Corporate
general and
administrative
expenses........      4,968
                  ------------
Operating income
(loss)..........     18,837
Interest
expense.........      7,743
Other (income)
expense.........       (165)
                  ------------
Income (loss)
before income
taxes...........     11,259
Income tax
expense
(benefit).......        158
                  ------------
Net income
(loss)..........    $11,101
                  ============
                     TOTAL
                    PENDING
                  TRANSACTIONS
                    1/1-6/30
                  ------------
SIX MONTHS ENDED
JUNE 30, 1996
Gross revenues..    $38,329
Less: agency
commissions.....     (4,802)
                  ------------
Net revenues....     33,527
Station
operating
expenses
excluding
depreciation and
amortization....     19,990
Depreciation and
amortization....        864
Corporate
general and
administrative
expenses........      2,787
                  ------------
Operating income
(loss)..........      9,886
Interest
expense.........      3,250
Other (income)
expense.........         42
                  ------------
Income (loss)
before income
taxes...........      6,594
Income tax
expense
(benefit).......       (368)
                  ------------
Net income
(loss)..........    $ 6,962
                  ============

  (17) Reflects incremental amortization related to the Pending Transactions and is based on the allocation of the total consideration as follows:

                                                   TWELVE MONTHS    SIX MONTHS
                                                       ENDED           ENDED
                                                 DECEMBER 31, 1995 JUNE 30, 1996
                                                 ----------------- -------------
Amortization expense on $594,123 additional
 intangible assets amortized on a straight-line
 basis over a weighted average period of 11
 years.........................................       $54,011         $27,006
Less: historical amortization expense of the
 stations being acquired in the Pending
 Transactions..................................        (8,150)         (4,102)
                                                      -------         -------
Adjustment for net increase in amortization
 expense.......................................       $45,861         $22,904
                                                      =======         =======

  Historical depreciation expense of the stations to be acquired in the Pending Transactions is assumed to approximate depreciation expense on a pro forma basis. Actual amortization and depreciation expense may differ based upon the final allocation of the total consideration.

  (18) Reflects the elimination of duplicate corporate expenses related to the Pending Transactions.

  (19) Reflects the adjustment to interest expense for additional borrowings in connection with the consummation of the Pending Transactions (without giving effect to the adjustment in note 20):

                                                  TWELVE MONTHS    SIX MONTHS
                                                      ENDED           ENDED
                                                DECEMBER 31, 1995 JUNE 30, 1996
                                                ----------------- -------------
Interest expense on $605,000 additional bank
 debt borrowing (615,000 additional bank
 borrowings offset by expected net proceeds of
 $10,000 related to the Philadelphia/Charlotte
 Transaction) at 7.5% for the twelve months
 ended December 31, 1995 and 7.25% for the six
 months ended June 30, 1996....................      $45,375         $21,931
Less: historical interest expense of the
 stations being acquired in the Pending
 Transactions..................................       (7,743)         (3,250)
                                                     -------         -------
Adjustment for net increase in interest
 expense.......................................      $37,632         $18,681
                                                     =======         =======

  (20) Reflects the adjustment to interest expense in connection with the purchase of WKLB-FM and its subsequent exchange for WGAY-FM:

                                                  TWELVE MONTHS    SIX MONTHS
                                                      ENDED           ENDED
                                                DECEMBER 31, 1995 JUNE 30, 1996
                                                ----------------- -------------
Interest expense on $33,000 of bank borrowings
 at 7.5% for the twelve months ended December
 31, 1995 and 7.25% for the six months ended
 June 30, 1996.................................      $2,475          $1,196
Less: historical interest expense (May 1,
 1996--June 30, 1996)..........................         --             (399)
                                                     ------          ------
Adjustment for net increase in interest
 expense.......................................      $2,475          $  797
                                                     ======          ======

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

  The selected consolidated historical financial data presented below as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 have been derived from the annual audited consolidated financial statements of the Company incorporated by reference into this Prospectus. The selected consolidated historical financial data as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 have been derived from the unaudited historical consolidated financial statements of the Company incorporated by reference in this Prospectus. In the opinion of management of the Company, the unaudited consolidated financial data reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The historical results of operations for the six months ended June 30, 1996, are not necessarily indicative of the results to be expected for the full year. The selected consolidated historical financial data presented below as of December 31, 1993 has been derived from annual audited consolidated financial statements of the Company which are not included or incorporated by reference in this Prospectus. The consolidated historical financial results of the Company are not comparable from year to year because of the acquisition and disposition of various radio stations by the Company during the periods covered (See "Unaudited Pro Forma Condensed Combined Financial Statements"). The foregoing data should be read in conjunction with the historical consolidated financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, which are incorporated by reference in this Prospectus.

                 EVERGREEN MEDIA CORPORATION AND SUBSIDIARIES
                     (In thousands, except per share data)

                                          HISTORICAL
                          -----------------------------------------------------
                                TWELVE MONTHS                    SIX MONTHS
                              ENDED DECEMBER 31,               ENDED JUNE 30,
                          ----------------------------------  -----------------
                            1993         1994         1995     1995      1996
                          --------     --------     --------  -------  --------
STATEMENT OF OPERATIONS
 DATA:
Gross Revenue...........  $106,813     $125,478     $186,365  $77,338  $144,614
Net revenues............    93,504      109,516      162,931   67,405   126,362
Station operating
 expenses excluding
 depreciation and
 amortization...........    60,656       68,852       97,674   41,646    80,313
Depreciation and
 amortization...........    33,524       30,596       47,005   16,532    44,012
Corporate general and
 administrative
 expenses...............     2,378        2,672        4,475    1,695     3,198
Other nonrecurring
 costs(1)...............     7,002          --           --       --        --
                          --------     --------     --------  -------  --------
Operating income (loss).   (10,056)       7,396       13,777    7,532    (1,161)
Interest expense........    13,878       13,809       19,199    9,289    19,027
Other (income) expense,
 net(2).................    (3,185)      (6,452)         236      160        12
                          --------     --------     --------  -------  --------
Income (loss) before
 income taxes and
 extraordinary income...   (20,749)          39       (5,658)  (1,917)  (20,200)
Income tax expense
 (benefit)..............       --           --           192      545    (3,705)
                          --------     --------     --------  -------  --------
Income (loss) before
 extraordinary item.....   (20,749)          39       (5,850)  (2,462)  (16,495)
Extraordinary loss on
 early extinguishment of
 debt...................       --         3,585 (3)      --       --        --
                          --------     --------     --------  -------  --------
Net loss................   (20,749)      (3,546)      (5,850)  (2,462)  (16,495)
Preferred stock
 dividends..............     4,756        4,830        4,830    2,415     2,415
Accretion of redeemable
 preferred stock to
 mandatory redemption
 value, including
 $17,506 in 1993
 relating to
 early redemption.......    18,823 (4)      --           --       --        --
                          --------     --------     --------  -------  --------
Net loss attributable to
 common stockholders....  $(44,328)    $ (8,376)    $(10,680) $(4,877)  (18,910)
                          ========     ========     ========  =======  ========
Loss per common share
 before extraordinary
 item...................  $  (4.48)(4) $   (.37)    $   (.52) $ (0.33) $  (0.67)
                          ========     ========     ========  =======  ========
Net loss per common
 share..................  $  (4.48)(4) $   (.64)    $   (.52) $ (0.33) $  (0.67)
                          ========     ========     ========  =======  ========
Weighted average common
 shares outstanding(5)..     9,890       13,002       20,721   14,640    28,070

                                               HISTORICAL
                               ------------------------------------------------
                                      TWELVE MONTHS                SIX MONTHS
                                   ENDED DECEMBER 31,            ENDED JUNE 30,
                               -----------------------------     --------------
                                 1993      1994      1995             1996
                               --------  --------  ---------     --------------
BALANCE SHEET DATA (AT PERIOD
 END):
Working capital..............  $  7,873  $ 15,952  $  30,556       $  19,791
Intangible assets net........   212,517   223,494    458,787         779,237
Total assets.................   283,505   297,990    552,347         956,544
Long-term debt (including
 current portion)............   152,000   174,000    201,000 (6)     554,000 (6)
Stockholders' equity.........   120,968   112,353    304,577         286,194
CASH FLOW DATA:
Net cash provided by
 operating activities........  $ 14,959  $ 19,880  $  40,387       $  17,365
Net cash used in investing
 activities..................   (76,163)  (32,928)  (192,112)       (365,969)
Net cash provided by
 financing activities........    62,043    11,683    153,939         347,051
OTHER FINANCIAL DATA:
Broadcast cash flow(7).......  $ 32,848  $ 40,664  $  65,257       $  46,049

- --------
(1) Consists of a non-cash charge resulting from the grant of employee stock options prior to the Company's initial public offering.

(2) Includes gain on dispositions of assets of $3,392 and $6,991 in 1993 and 1994, respectively.

(3) In connection with its debt refinancing in 1994, the Company wrote off the unamortized balance of deferred debt issuance costs of $3,585 as an extraordinary charge.

(4) Due to the early redemption of the Company's Series A and Junior Exchangeable Redeemable Preferred Stock in October 1993, a one-time accretion charge of approximately $17,506 was incurred which increased loss per common share for 1993 by $1.77.

(5) The calculation of weighted average common shares outstanding excludes common stock issuable upon the exercise of options and previously outstanding warrants due to their anti-dilutive effect on loss per common share.

(6) The current portion of the Company's long-term debt at December 31, 1995 and June 30, 1996 was $4,000 and $29,250, respectively. Long term debt excludes capital lease obligations of $1,903, $1,547, $853 and $626 at December 31, 1993, 1994 and 1995 and June 30, 1996, respectively. Capital lease obligations are classified as other liabilities in the historical financial statements.

(7) Data on station operating income before depreciation and amortization expense and corporate general and administrative expenses (commonly referred to as broadcast cash flow), although not calculated in accordance with generally accepted accounting principles, is widely used in the broadcast industry as a measure of a company's operating performance. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Broadcast cash flow does not take into account the Company's debt service requirements and other commitments and, accordingly, broadcast cash flow is not necessarily indicative of amounts that may be available for dividends, reinvestment in the Company's business or other discretionary uses.

                                  THE COMPANY

GENERAL

  The Company owns and operates radio stations across the United States, including stations in 11 of the nation's 12 largest radio markets (Los Angeles, New York, Chicago, Dallas, San Francisco, Washington, D.C., Philadelphia, Houston, Boston, Detroit and Miami). Measured by gross revenue after giving effect to announced transactions in the industry (including the Pending Transactions), the Company is the nation's largest pure play radio broadcasting company and the operator of the nation's second largest radio broadcasting group.

  Assuming completion of all Pending Transactions and without giving effect to two dispositions which are required to comply with the FCC's multiple ownership rules, the Company's portfolio of stations will consist of 30 FM and 12 AM radio stations in 11 markets. After giving effect to the two required dispositions, the portfolio will include superduopolies of five FM radio stations in Chicago, San Francisco, Philadelphia and Detroit. The portfolio is diversified in terms of format, target demographics, geographic location and phase of development. Because of the size and geographic breadth of its portfolio, the Company believes that it is not unduly reliant on the performance of any one station or market. On a pro forma basis after giving effect to the BPI Acquisition, the Pyramid Acquisition, the Other Completed Transactions and the Pending Transactions (but without giving effect to the two required dispositions described herein), the Company's Chicago operations accounted for approximately 20.8% of the Company's consolidated gross revenues and 16.5% of the Company's consolidated broadcast cash flow, the Company's Detroit operations accounted for approximately 15.3% of the Company's consolidated gross revenues and 17.7% of the Company's broadcast cash flow, the Company's Philadelphia operations accounted for approximately 13.6% of the Company's consolidated gross revenues and 13.9% of the Company's broadcast cash flow and the Company's San Francisco operations accounted for approximately 12.8% of the Company's consolidated gross revenues and 12.9% of the Company's broadcast cash flow (in each case for the twelve months ended December 31, 1995). Each of the Company's other markets accounted for less than 10.0% of the Company's consolidated gross revenues and of the Company's consolidated broadcast cash flow on a pro forma basis for the same period. The Company believes that the diversity of its portfolio of radio stations helps to insulate the Company from downturns in specific markets and changes in musical tastes.

COMPANY STRATEGY

  The Company's strategy is to acquire and operate radio stations in the nation's largest radio markets, focusing particularly on markets where the Company has the opportunity to develop superduopolies, or clusters of as many as five FM radio stations. The Company believes that its presence in major markets provides significant advantages, including strengthening the Company's reputation among advertisers and advertising agencies as well as increasing the Company's ability to attract highly skilled management employees and popular on-air talent.

  Operations. The Company uses a variety of techniques to maximize the performance of its radio stations. These techniques are typically tailored to fit the requirements of a particular market, but the Company's general operational objective is to heighten a station's recognition in its market. Depending on the market, the Company may employ one or more of a variety of methods, including: developing new programming that responds to the needs of the local market, hiring dynamic on-air personalities for key morning and afternoon "drive" times, and engaging in creative promotional efforts designed to create listener loyalty. In each of its markets, the Company seeks to "institutionalize" its stations by hiring popular on-air talent and by using promotional tie-ins with local community events. In implementing its operating strategy, the Company emphasizes the use of an aggressive sales force, prudent promotional spending and strict cost controls at each of its stations. In 1996, three of the Company's stations--KKBT-FM in Los Angeles, WKTU-FM in New York and WRCX-FM in Chicago--were named "Station of the Year" in their respective formats by Billboard Magazine, and in 1995 the Company was named "Radio Group of the Year" by Duncan's Radio Comments.

  Each of the Company's stations is managed by a team of experienced broadcasters who understand the musical tastes, demographics and competitive opportunities of the particular market. The Company decentralizes station operations and holds local management accountable for performance. Consistent with this approach, local management develops an annual operating budget in conjunction with corporate management. A general manager of a station receives additional compensation if his or her station meets or exceeds the operating targets established through the budget process. Likewise, a station's general sales manager receives a bonus for surpassing revenue targets, and its program director is rewarded for improving ratings in the targeted listening audience.

  Corporate management oversees and controls station spending and is responsible for long-range planning, establishing company policies, and allocating resources. The Company has implemented local sales reporting systems at each of its stations to provide local and corporate management with timely information about station operations. Corporate management imposes strict financial reporting requirements and budget limitations.

  The Company believes that retaining managers and key employees is important and prides itself on its low employee turnover. This low turnover results in part from the Company's emphasis on finding experienced, self-motivated managers who are rewarded for performance and on maintaining a comfortable, creative work environment. The Company believes that this entrepreneurial approach has made it a highly desirable employer in the radio broadcasting industry and has significantly enhanced the Company's ability to attract skilled employees, management and on-air talent.

  Acquisitions. The Company's strategy is to acquire and operate radio stations in the nation's largest radio markets, focusing particularly on markets where the Company has the opportunity to assemble FM superduopolies of as many as five FM radio stations. In evaluating potential acquisition candidates in its target markets, the Company seeks to identify underperforming radio stations or groups of stations that have strong broadcast signals. The Company typically analyzes whether the broadcasting signal of a target station is strong enough to ensure satisfactory market penetration, and uses programming and demographic research to determine whether the target station appeals, or can be made to appeal, to market segments that are both sought by advertisers and not well-served by other stations in the market. After acquiring a station, the Company seeks to improve broadcast cash flow by such means as improving marketing, reducing station operating expenses or combining operations with an existing station or stations operated by the Company in the same market. See "Prospectus Summary-- Recent Developments."

  Future acquisitions, including the Pending Transactions, are subject to the Communications Act and the rules of the FCC, review under the HSR Act and the availability of financing. The Company anticipates that it would fund any such future acquisitions through funds generated from operations, additional borrowings under the Senior Credit Facility or pursuant to a new, expanded credit facility, possible dispositions of non-core assets, additional debt or equity financing, or a combination of those methods. There can be no assurance, however, that any such funds or financing will be available or, if available, on favorable terms.

RECENT DEVELOPMENTS

  Since January 1, 1996, the Company has acquired 14 radio stations for $393.5 million and has disposed of three radio stations for $32.0 million. In addition, the Company has entered into binding contracts to acquire an additional 13 radio stations for $615.0 million and has agreed to swap or sell a total of eight stations (including one of the stations that the Company has agreed to acquire) in exchange for four other stations and $10.0 million in cash. As of September 20, 1996, seven of the stations to be acquired in the Pending Transactions were being operated by the Company under time brokerage agreements. There can be no assurance that the Pending Transactions will be consummated. Consummation of each Pending Transaction is subject to various conditions, including approval from the FCC, review under the HSR Act and either the establishment of a new, expanded credit facility in the

Financing Transaction or the availability of other sources of financing. To date, only FCC approval of the pending acquisition of WEDR-FM in Miami has been obtained, and this approval has not become a "final" order. The Company believes that FCC approval of the other Pending Transactions will be forthcoming in the ordinary course, but there can be no assurance that this will be the case. See "Risk Factors--Possible Non-consummation of the Pending Transactions." For additional information relating to these transactions, see "Prospectus Summary--Recent Developments."

BROADCAST PROPERTIES

  The following table sets forth selected information with respect to the Company's portfolio of radio stations.

                                                                                                                 TOTAL
                                                                                                                NUMBER
                                                                                                                  OF
                                                                                                               STATIONS
                                                                                                     STATION    RANKED
                                                                                                     RANKING   IN TARGET  EXPIR-
                                             RANKING OF                                                IN        DEMO-    ATION
                                             STATION'S                                  TARGET       TARGET    GRAPHICS  DATE OF
                                             MARKET BY                                   DEMO-        DEMO-       IN       FCC
      MARKET(1)        STATION(2)  FREQUENCY REVENUE(4)        STATION FORMAT          GRAPHICS    GRAPHICS(6) MARKET(6) LICENSES
      ---------        ----------  --------- ---------- ---------------------------- ------------- ----------- --------- --------
Los Angeles, CA        KKBT-FM      92.3 MHz      1     Urban Contemporary           Women 18-34         2         44     12/97
New York, NY           WKTU-FM     103.5 MHz      2     Rhythmic Contemporary Hits   Persons 25-54       1         44      6/98
Chicago, IL            WLUP-FM      97.9 MHz      3     Hot Personality              Men 25-54           4         43     12/96
Chicago, IL            WMVP-AM      1000 KHz      3     Sports/Talk                  Men 25-54          22         43     12/96
Chicago, IL            WRCX-FM     103.5 MHz      3     Album Rock                   Men 18-34           1         43     12/96
Chicago, IL            WVAZ-FM     102.7 MHz      3     Black Adult                  Women 25-54         3         43     12/96
Chicago, IL            WEJM-FM     106.3 MHz      3     Hip Hop                      Persons 18-34      12         43     12/96
Chicago, IL            WEJM-AM       950 KHz      3     Hip Hop                      Persons 18-34      12         43     12/96
Chicago, IL            WNUA-FM      95.5 MHz      3     Contemporary Jazz            Persons 25-54       5         43     12/96
Chicago, IL            WPNT-FM*    100.3 MHz      3     Adult Contemporary           Women 25-54         6         43     12/96
Dallas, TX             KSKY-AM       660 KHz      4     Inspirational                N/M               N/M        N/M      8/97
San Francisco, CA      KIOI-FM     101.3 MHz      5     Adult Contemporary           Women 25-54         1         50     12/97
San Francisco, CA      KMEL-FM     106.1 MHz      5     Contemporary Hits            Persons 18-34       1         53     12/97
San Francisco, CA      KYLD-FM     107.7 MHz      5     Contemporary Hits            Persons 18-34       2         53     12/97
San Francisco, CA      KKSF-FM*    103.7 MHz      5     Contemporary Jazz            Persons 25-54       2         50     12/97
San Francisco, CA      KDFC-FM*    102.1 MHz      5     Classical                    Persons 35-64      10         50     12/97
San Francisco, CA      KDFC-AM*(3)  1220 KHz      5     Children's                   N/M               N/M        N/M     12/97
Washington, D.C.       WTOP-AM      1500 KHz      6     News/Sports                  Men 25-54           1         35     10/02
Washington, D.C.       WASH-FM      97.1 MHz      6     Adult Contemporary           Women 25-54         2         35     10/02
Washington, D.C.       WGAY-FM*     99.5 MHz      6     Adult Contemporary           Persons 35-64      15         28     10/02
Washington, D.C.       WWRC-AM*      980 KHz      6     News/Talk                    Persons 35-64      16         28     10/02
Philadelphia, PA       WYXR-FM     104.5 MHz      7     Adult Contemporary           Women 18-49         3         32      8/98
Philadelphia, PA       WJJZ-FM     106.1 MHz      7     Contemporary Jazz            Persons 35-54       7         32      8/98
Philadelphia, PA       WUSL-FM*     98.9 MHz      7     Urban Contemporary           Women 18-34         1         24      8/98
Philadelphia, PA       WIOQ-FM*    102.1 MHz      7     Contemporary Hit Radio/Dance Women 18-34         2         24      8/98
Philadelphia, PA       WFLN-FM*     95.7 MHz      7     Classical                    Persons 35-64      13         32      8/98
Philadelphia, PA       WDAS-FM*    105.3 MHz      7     Urban Contemporary           Persons 25-54       1         32      8/98
Philadelphia, PA       WDAS-AM*     1480 KHz      7     Gospel                       N/M               N/M        N/M      8/98
Houston, TX            KTRH-AM       740 KHz      8     News/Sports                  Men 25-54           4         30      8/97
Houston, TX            KLOL-FM     101.1 MHz      8     Album Rock                   Men 18-34           1         30      8/97
Boston, MA             WJMN-FM      94.5 MHz      9     Contemporary Hits            Women 18-24         2         36      4/98
Boston, MA             WXKS-FM     107.9 MHz      9     Contemporary Hits            Women 25-34         1         36      4/98
Boston, MA             WXKS-AM      1430 KHz      9     Nostalgia                    Women 45-54        14         36      4/98
Detroit, MI            WKQI-FM      95.5 MHz     11     Adult Contemporary           Women 25-54         4         29     10/96
Detroit, MI            WNIC-FM     100.3 MHz     11     Adult Contemporary           Women 25-54         1         29     10/96
Detroit, MI            WDOZ-AM(3)   1310 KHz     11     Children's                   N/M               N/M        N/M     10/96
Detroit, MI            WJLB-FM*     97.9 MHz     11     Urban Contemporary           Persons 18-34       1         29     10/96
Detroit, MI            WMXD-FM*     92.3 MHz     11     Black Adult                  Persons 25-54       9         29     10/96
Detroit, MI            WWWW-FM*    106.7 MHz     11     Country                      Women 25-54         5         29     10/96
Detroit, MI            WDFN-AM*     1130 KHz     11     Sports/Talk                  Men 25-49          17         28     10/96
Miami-Ft. Lauderdale,
 FL.                   WVCG-AM      1080 KHz     12     Brokered(5)                  N/M               N/M        N/M      2/03
Miami-Ft. Lauderdale,
 FL.                   WEDR-FM*     99.1 MHz     12     Urban Contemporary           Persons 25-54       1         37      2/03
Charlotte, NC          WPEG-FM+     97.9 MHz     30     Urban Contemporary           Persons 18-34       1         25     12/02
Charlotte, NC          WBAV-AM+     1600 KHz     30     Urban Adult                  Persons 25-54      20         26     12/02
Charlotte, NC          WBAV-FM+    101.9 MHz     30     Black Contemporary Hits      Persons 25-54       5         26     12/02
Charlotte, NC          WNKS-FM+     95.1 MHz     30     Contemporary Hits            Persons 18-34       3         27     12/02
Charlotte, NC          WRFX-FM+     99.7 MHz     30     Classic Rock                 Men 18-49           1         37     12/02
Charlotte, NC          WFNZ-AM+      610 KHz     30     Sports                       Men 18-49          15         37     12/02

- --------
 * Indicates station to be acquired in a Pending Transaction.
 + Indicates station to be disposed in a Pending Transaction.
(1) Actual city of license may differ from metropolitan market served in certain cases.
(2) Does not include WKLB-FM in Boston, which the Company acquired on May 3, 1996 and which the Company has agreed to exchange for WGAY-FM in Washington, D.C.
(3) This station is operated by a third party under a time brokerage agreement.
(4) Ranking of principal radio market served by the station among all U.S. radio broadcast markets by aggregate 1995 gross radio broadcasting revenue as reported by James H. Duncan, Duncan's Radio Market Guide (1996 ed.).
(5) The Company sells airtime on this station to third parties for broadcast of specialty programming on a variety of topics.
(6) Information derived from The Arbitron Company, Spring 1996, Los Angeles, New York, Chicago, San Francisco, Washington, D.C., Philadelphia, Houston, Boston, Detroit, Miami and Charlotte Local Market Reports for the Target Demographics specified for listening Monday to Sunday, 6:00 a.m. to midnight. Copyright, The Arbitron Company.
N/M: Not meaningful.

                          DESCRIPTION OF COMMON STOCK

  The Company's authorized common stock consists of 75,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), 25,009,631 of which were issued and outstanding as of September 1, 1996 and 4,500,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), 3,116,066 of which were issued and outstanding as of September 1, 1996. The Class A Common Stock and Class B Common Stock are sometimes collectively referred to herein as "Common Stock."

  The rights of holders of Class A and Class B Common Stock are identical except for voting and conversion rights. The shares of Common Stock currently outstanding are, and the shares of Class A Common Stock offered hereby will be, upon issuance, validly issued, fully paid and nonassessable.

DIVIDENDS

  Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of any class of Common Stock unless simultaneously the same dividend is declared or paid on each share of the other class of Common Stock. Under the terms of the Senior Credit Facility, the Senior Note Agreement and the instrument governing the Convertible Preferred Stock, the Company is restricted in the amount of cash dividends it may pay on the Common Stock.

  The Company has not declared or paid any dividends with respect to the Common Stock, and it is not anticipated that the Company will pay any cash dividends in the foreseeable future. See "Dividend Policy."

VOTING RIGHTS

  Holders of shares of Common Stock vote as a single class on all matters submitted to a vote of the stockholders, except as otherwise provided by law. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock entitled to ten votes, except with respect to any proposed "going private" transaction between the Company and the Principal Stockholder. Holders of Common Stock are not entitled to cumulative votes in the election of directors.

  All classes of Common Stock will vote as a single class with respect to any proposed "going private" transaction with the Principal Stockholder, and each share of Common Stock will be entitled to one vote in any such vote. The Principal Stockholder will be able to exercise a substantial influence on any proposed "going private" transaction between the Company and himself. However, the Principal Stockholder does not have a present intention to effect a "going private" transaction, and there is no agreement between the Principal Stockholder and any other stockholder as to how they would vote their shares of Common Stock if any such transaction were proposed in the future.

  Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of Common Stock is required to approve any amendment to the Certificate of Incorporation of the Company that would increase or decrease the aggregate number of authorized shares of any class, increase or decrease the par value of the shares of any class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect such class adversely.

LIQUIDATION RIGHTS

  Upon liquidation, dissolution, or winding-up of the Company, the holders of Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock in all assets available for distribution after payment in full of creditors and the holders of preferred stock.

TRANSFER AGENT

  The Bank of New York serves as the Transfer Agent and Registrar for the Class A Common Stock.

ALIEN OWNERSHIP

  The Company's Certificate of Incorporation restricts the ownership and voting of the Company's capital stock, including its Common Stock, in accordance with the Communications Act and the rules of the FCC, to prohibit ownership of more than 25% of the Company's outstanding capital stock (or control of more than 25% of the voting power it represents) by or for the account of aliens, foreign governments, or non-U.S. corporations or corporations otherwise subject to control by such persons or entities. The Certificate of Incorporation also prohibits any transfer of the Company's capital stock that would cause the Company to violate this prohibition. In addition, the Certificate of Incorporation authorizes the Board of Directors of the Company to adopt such provisions as its deems necessary to enforce these prohibitions.

OTHER PROVISIONS

  Each share of Class B Common Stock is convertible at any time, at the option of its holder, into one share of Class A Common Stock. The Class B Common Stock will convert automatically into Class A Common Stock, and thereby lose its special voting rights, if such Class B Common Stock is sold or otherwise transferred to any person or entity other than certain specified affiliates of the Principal Stockholder.

  The holders of Common Stock are not entitled to preemptive or similar rights. The shares of Common Stock are not subject to redemption or a sinking fund. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock must be identical to that received by holders of Class B Common Stock, except that in any such transaction in which shares of Common Stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the classes of Common Stock. No class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other classes of Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

                                 UNDERWRITING

  Subject to the terms and conditions of the underwriting agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below have severally agreed to purchase the following number of shares of Class A Common Stock set forth opposite their respective names below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.

                       UNDERWRITERS                         NUMBER OF SHARES
                       ------------                         ----------------
Alex. Brown & Sons Incorporated............................
CS First Boston Corporation................................
Donaldson, Lufkin & Jenrette Securities Corporation........
Morgan Stanley & Co. Incorporated..........................
Smith Barney Inc...........................................
UBS Securities LLC.........................................
                                                               ---------
    Total..................................................    8,000,000
                                                               =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Class A Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Underwriters that the Underwriters propose to offer the shares of the Class A Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to
certain dealers at such price less a concession not in excess of $   per
share. The Underwriters may allow, and such dealers may re-allow, a concession
not in excess of $   per share to certain other dealers. After the public
offering contemplated hereby, the offering price and other selling terms may be changed by the Underwriters.

  In connection with this Offering, certain Underwriters and selling group members (if any) or their respective affiliates who are qualified registered market makers on The Nasdaq National Market may engage in passive market making on The Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act during the two business day period before the commencement of the offers or sales of the Class A Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered before the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

  The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 1,200,000 additional shares of Class A Common Stock at the public offering price less the underwriting discounts and commission set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Class A Common Stock to be purchased by it shown in the above table bears to 8,000,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Class A Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those in which the 8,000,000 shares are being offered.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain liabilities, including liabilities under the Securities Act of 1993, as amended (the "Securities Act").

  The Company has agreed not to offer, sell or otherwise dispose of any shares of Class A Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Alex.

Brown & Sons Incorporated, provided that the Company may, without such consent, grant options pursuant to the Company's existing employee stock option plans or issue stock upon the exercise of outstanding options or warrants to purchase shares of Class A Common Stock or the conversion of outstanding securities of the Company convertible into shares of Class A Common Stock.

                                 LEGAL MATTERS

  Certain legal matters in connection with the shares of Class A Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, Washington, D.C. and for the Underwriters by Davis Polk & Wardwell, New York, New York. Eric L. Bernthal, a director of the Company, is a partner of Latham & Watkins and owns options to purchase 5,000 shares of Class A Common Stock.

                                    EXPERTS

  The consolidated financial statements and schedules of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, and the financial statements of WEDR, Inc. as of and for the year ended December 31, 1995, are incorporated herein by reference in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated balance sheets of Broadcasting Partners, Inc. as of June 30, 1993 and December 31, 1993 and 1994, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the two years in the period ended June 30, 1993 and the six month period from July 1, 1993 to December 31, 1993 and the year ended December 31, 1994, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of Pyramid Communications, Inc. ("Pyramid") as of December 31, 1994 and 1995, and for the period from November 22, 1993 through December 31, 1993 and the years ended December 31, 1994 and 1995, and the consolidated financial statements of KISS Limited Partnership and its subsidiaries (the "KISS Partnership") for the year ended December 31, 1993 and for the period from January 1, 1994 through March 17, 1994 incorporated in this Prospectus by reference from the Evergreen Media Corporation Current Report on Form 8-K dated June 26, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report contained an explanatory paragraph emphasizing that Pyramid's financial statements were not comparable to the financial statements of its predecessor, the KISS Partnership), and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Century Chicago Broadcasting, L.P. as of and for the year ended Decem- ber 31, 1995, are incorporated herein by reference in reliance upon the report of Price Waterhouse LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

  The combined balance sheets of WJLB/WMXD, Detroit as of June 30, 1996 and 1995 and the related combined statements of operations and cash flows for the year ended June 30, 1996 and the eleven month period ended June 30, 1995, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

  The financial statements of KYLD-FM (A Division of Crescent Communications, L.P.) as of and for the year ended December 31, 1995, are incorporated herein by reference in reliance upon the report of Miller, Kaplan, Arase & Co., independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission in New York (Seven World Trade Center, Suite 1300, New York, New York 10048); Los Angeles (Suite 500 East, Tishman Building, 5757 Wilshire Boulevard, Los Angeles, California 90036); and Chicago (500 West Madison Street, Chicago, Illinois 60661). Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by the Company can be inspected at the offices of The Nasdaq National Market, Report Section, 1735 K Street, N.W., Washington, D.C. 20006. Such material may also be accessed electronically by means of the Commission's homepage on the Internet at http://www.sec.gov.

  The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of the shares of Class A Common Stock offered hereby. The Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto filed by the Company, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and exhibits thereto may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

    (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;
    (ii) The description of the Company's Common Stock contained in the section entitled "Description of Capital Stock--Common Stock" contained in the Prospectus of Evergreen Media Corporation filed with the Securities and Exchange Commission on March 25, 1993 (No. 33-60036) and incorporated by reference into the Registration Statement on Form 8-A under the Securities Act of 1934, as amended, of Evergreen Media Corporation filed with the Commission on April 19, 1993 (No. 0-215-70).
    (iii) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996.
    (iv) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.
    (v) The consolidated balance sheets of Broadcasting Partners, Inc. as of June 30, 1993 and December 31, 1993 and 1994, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the two years in the period ended June 30, 1993 and the six month period from July 1, 1993 to December 31, 1993 and the year ended December 31, 1994 contained in the Company's Current Report on Form 8-K dated May 12, 1995 filed with the Commission on May 26, 1995 and amended on Form 8-K/A dated May 12, 1995 and filed with the Commission on May 30, 1995.

    (vi) The Company's Current Report on Form 8-K, dated June 26, 1996, filed with the Commission on June 26, 1996.
    (vii) The Company's Current Report on Form 8-K, dated August 23, 1996, filed with the Commission on August 23, 1996.
    (viii) The Company's Current Report on Form 8-K, dated September 3, 1996, filed with the Commission on September 3, 1996 and amended on Form 8-K/A dated September 3, 1996 and filed with the Commission on September 18, 1996.
    (ix) The Company's Current Report on Form 8-K, dated September 20, 1996, filed with the Commission on September 20, 1996.

  Any document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering of the Class A Common Stock made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which this Prospectus is a part to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus and the Registration Statement of which this Prospectus is a part. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits thereto) are available without charge, upon written request by any person to whom this Prospectus has been delivered, from Matthew E. Devine, Secretary, Evergreen Media Corporation, 433 East Las Colinas Boulevard, Irving, Texas 75039, telephone number (972) 869-9020.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR THE UNDER-WRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY AN-YONE IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITA-TION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.........................................................   3
Risk Factors...............................................................  11
Capitalization.............................................................  15
Use of Proceeds............................................................  16
Price Range of Class A Common Stock........................................  16
Dividend Policy............................................................  17
Unaudited Pro Forma Condensed Combined Financial Statements................  17
Selected Consolidated Historical Financial Data............................  28
The Company................................................................  30
Description of Common Stock................................................  33
Underwriting...............................................................  35
Legal Matters..............................................................  36
Experts....................................................................  36
Available Information......................................................  37
Incorporation of Certain Documents by Reference............................  37

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                8,000,000 Shares

                                [COMPANY LOGO]

                          EVERGREEN MEDIA CORPORATION

                              Class A Common Stock

                                 ------------

                                   PROSPECTUS

                                 ------------

                               Alex. Brown & Sons
                                  INCORPORATED
                                CS First Boston
                          Donaldson, Lufkin & Jenrette
                             SECURITIES CORPORATION
                              Morgan Stanley & Co.
                                  INCORPORATED
                               Smith Barney Inc.
                                 UBS Securities

                                October  , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee and NASD filing fee, all amounts are estimates.

   SEC Registration Fee............................................. $97,964.14
   NASD Filing Fee..................................................  28,909.60
   Printing and Mailing Expenses....................................     *
   Blue Sky Fees....................................................     *
   Legal Fees and Expenses..........................................     *
   Accounting Fees and Expenses.....................................     *
   Miscellaneous....................................................     *
                                                                     ----------
       Total........................................................ $
                                                                     ==========

- --------
* To be supplied by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

  The Company's Amended and Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Company's Restated Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of noncontendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  The Restated Bylaws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

  To the extent that a director, officer, employee or agent of the Company shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  The Restated Bylaws further provide that any indemnification (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the bylaws. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

  Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in the bylaws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

  The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the bylaws.

  The Restated Bylaws also provide that the indemnification and advancement of expenses provided by, or granted pursuant to the bylaws shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ITEM 16. EXHIBITS.

A. Exhibits

 EXHIBIT NO. DESCRIPTION OF EXHIBIT
 ----------- ----------------------
   *  1.1    Form of Underwriting Agreement.
  (a) 2.9    Plan of Reorganization and Merger by and between Evergreen Media
             Corporation and Broadcasting Partners, Inc., dated as of January
             31, 1995, as amended, including the Form of Registration Rights
             Agreement among MLGA Fund I, L.P., MLGA Fund II, L.P MLGA/BPI
             Partners I, L.P., MLGAL Partners, Limited Partnership and
             Evergreen Media Corporation (see table of contents for a list of omitted schedules).
  (b) 2.9A   Agreement dated as of January 31, 1995 among Evergreen Media
             Corporation, Broadcasting Partners, Inc., the holders of the shares of capital stock of Broadcasting Partners, Inc. and Scott
             K. Ginsburg, holder of shares of capital stock of Evergreen Media
             Corporation.
  (a) 2.10   Plan and Agreement of Merger among Evergreen Media Partners
             Corporation, Evergreen Media Corporation and Broadcasting
             Partners, Inc., dated as of April 12, 1995.
  (c) 2.11   Agreement and Plan of Merger by and among Pyramid Communications,
             Inc., Evergreen Media Corporation and Evergreen Media/Pyramid
             Corporation dated as of July 14, 1995. (See table of contents for list of omitted exhibits and schedules).
  (d) 2.11A  Amendment to Plan and Agreement of Merger by and among Pyramid
             Communications, Inc., Evergreen Media Corporation and Evergreen
             Media/Pyramid Corporation dated September 7, 1995.
  (d) 2.11B  Amendment to Plan and Agreement of Merger by and among Pyramid
             Communications, Inc., Evergreen Media Corporation and Evergreen
             Media/Pyramid Corporation dated January 11, 1996.
  (e) 2.12   Purchase Agreement between Fairbanks Communications, Inc., and
             Evergreen Media Corporation dated October 12, 1995 (see table of contents for list of omitted exhibits and schedules).
  (f) 2.13   Option Agreement dated as of January 9, 1996 between Chancellor
             Broadcasting Company and Evergreen Media Corporation (including
             Form of Advertising Brokerage Agreement and Form of Asset Purchase
             Agreement).
  (g) 2.14   Asset Purchase Agreement dated April 4, 1996 between American
             Radio Systems Corporation and Evergreen Media Corporation of
             Buffalo (see table of contents for list of omitted exhibits and schedules).
  (g) 2.15   Asset Purchase Agreement dated April 11, 1996 between Mercury
             Radio Communications, L.P. and Evergreen Media Corporation of Los
             Angeles, Evergreen Media/Pyramid Holdings Corporation, WHTT (AM)
             License Corp. and WHTT (FM) License Corp. (see table of contents for list of omitted exhibits and schedules).
  (g) 2.16   Asset Purchase Agreement dated April 19, 1996 between Crescent
             Communications L.P. and Evergreen Media Corporation of Los Angeles
             (see table of contents for list of omitted exhibits and
             schedules).
  (h) 2.17   Asset Purchase Agreement dated June 13, 1996 between Evergreen
             Media Corporation of Los Angeles and Greater Washington Radio,
             Inc. (see table of contents for list of omitted exhibits and schedules).

 EXHIBIT NO. DESCRIPTION OF EXHIBIT
 ----------- ----------------------
  (h) 2.18   Asset Exchange Agreement dated June 13, 1996 among Evergreen Media
             Corporation of Los Angeles, Evergreen Media Corporation of the Bay
             State, WKLB License Corp., Greater Media Radio, Inc. and Greater
             Washington Radio, Inc. (see table of contents and schedules).
  (h) 2.19   Purchase Agreement dated June 27, 1996 between WEDR, Inc., Seller and Evergreen Media Corporation of Los Angeles, Buyer. (See table of contents for list of omitted schedules).
  (h) 2.20   Time Brokerage Agreement dated July 10, 1996 by and between
             Evergreen Media Corporation of Detroit, as Licensee, and Kidstar
             Interactive Media Incorporated, as Time Broker.
  (h) 2.21   Asset Purchase Agreement dated July 5, 1996 by and among Century
             Chicago Broadcasting L.P., an Illinois limited partnership,
             ("Seller"), Century Broadcasting Corporation, a Delaware
             Corporation ("Century"), Evergreen Media Corporation of Los
             Angeles, a Delaware Corporation ("Parent"), and Evergreen Media
             Corporation of Chicago, a Delaware Corporation ("Buyer").
  (h) 2.22   Asset Purchase Agreement dated August 12, 1996 by and among
             Chancellor Broadcasting Company, Shamrock Broadcasting, Inc. and
             Evergreen Media Corporation of the Great Lakes.
  (h) 2.23   Asset Purchase Agreement dated as of August 12, 1996 between
             Secret Communications Limited Partnership and Evergreen Media
             Corporation of Los Angeles (WQRS-FM). (See table of contents for list of omitted exhibits and schedules).
  (h) 2.24   Asset Purchase Agreement dated as of August 12, 1996 between
             Secret Communications Limited Partnership and Evergreen Media
             Corporation of Los Angeles. (See table of contents for list of omitted schedules).
  *2.25      Letter of intent dated August 27, 1996 between EZ Communications,
             Inc. and Evergreen Media Corporation.
  **2.26     Asset Purchase Agreement dated September 19, 1996 between Beasley-
             FM Acquisition Corp., WDAS License Limited Partnership and
             Evergreen Media Corporation of Los Angeles.
  **2.27     Asset Purchase Agreement dated September 19, 1996 between The
             Brown Organization and Evergreen Media Corporation of Los Angeles.
  (i) 4.1    Specimen Class A Common Stock certificate.
  (j) 4.1A   Specimen Convertible Preferred Stock certificate.
  (j) 4.1B   Form of Indenture between the Company and the Bank of New York, as
             Trustee, relating to the Company's Exchange Debentures that may be issued in exchange for shares of the Convertible Preferred Stock.


  (d) 4.8    Amended and Restated Loan Agreement dated as of January 17, 1996 among Evergreen Media Corporation of Los Angeles, the financial institutions whose names appear as Lenders on the signature pages thereof (the "Lenders"), The Toronto Dominion Bank, The Bank of
             New York and NationsBank of Texas, N.A., as Arranging Agents, The
             Bank of New York, as Syndication Agent, NationsBank of Texas,
             N.A., as Documentation Agent, and Toronto Dominion (Texas), Inc.
             as Administrative Agent for the Lenders together with certain collateral documents attached thereto as exhibits, including
             Assignment of Partnership Interests, Borrower's Pledge Agreement,
             Parent Company Guarantee, Security Agreement, Stock Pledge
             Agreement, Subsidiary Guarantee, Subsidiary Pledge Agreement and
             Subsidiary Security Agreement.
  (g) 4.8A   First Amendment to Loan Agreement, dated May 8, 1996, between the
             Company, the Banks, the Co-Agents and the Agent.
  (d) 4.9    Amended and Restated Note Purchase Agreement dated as of January
             17, 1996 among Evergreen Media Corporation of Los Angeles and
             Teachers Insurance and Annuity Association of America.
   **5.1     Opinion of Latham & Watkins
  **23.1     Consent of Latham & Watkins (included as part of their opinion listed as Exhibit 5.1).
   *23.2     Consent of KPMG Peat Marwick LLP

 EXHIBIT NO. DESCRIPTION OF EXHIBIT
 ----------- ----------------------
    *23.3    Consent of Deloitte & Touche LLP
    *23.4    Consent of Coopers & Lybrand LLP
    *23.5    Consent of Price Waterhouse LLP
    *23.6    Consent of Arthur Andersen LLP
    *23.7    Consent of Miller, Kaplan, Arase & Co.
     24.1    Powers of Attorney (included on signature pages)

- --------
 * Filed herewith.
** To be filed by amendment.
(a) Incorporated by reference to the identically numbered exhibit to the Company's Registration Statement on Form S-4, as amended (Reg. No. 33-89838).
(b) Incorporated by referenced to Exhibit No. 4.8 to the Company's Registration Statement on Form S-4, as amended (Reg. No. 33-89838).
(c) Incorporated by reference to the identically numbered exhibit to the Company's Report on Form 8-K dated July 14, 1995
(d) Incorporated by reference to the identically numbered exhibit to the Company's Report on Form 8-K dated January 17, 1996.
(e) Incorporated by reference to the identically numbered exhibit to the Company's Report on Form 10-Q for the quarterly period ended September 30, 1995.
(f) Incorporated by reference to the identically numbered exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31, 1995.
(g) Incorporated by reference to the identically numbered exhibit to the Company's Report on Form 10-Q for the quarterly period ended March 31, 1996.
(h) Incorporated by reference to the identically numbered exhibit to the Company's Report on Form 10-Q for the quarterly period ended June 30, 1996.
(i) Incorporated by reference to the identically numbered exhibit to the Company's Registration Statement on Form S-1, as amended (Reg. No. 33-60036).
(j) Incorporated by reference to the identically numbered exhibit to the Company's Registration Statement on Form S-1, as amended (Reg. No. 33-69752).

  The Company hereby agrees to furnish supplementary a copy of any omitted schedule or exhibit to the Commission upon request.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby understands that:

    (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF IRVING, STATE OF TEXAS, ON SEPTEMBER 20, 1996.

                                          Evergreen Media Corporation

                                                   /s/ Matthew E. Devine
                                          By: _________________________________
                                                     MATTHEW E. DEVINE
                                                   SENIOR VICE PRESIDENT

  We, the undersigned directors and officers of Evergreen Media Corporation (the "Corporation"), do hereby severally constitute and appoint Scott K. Ginsburg, James de Castro, and Matthew E. Devine and each of them, our true and lawful attorneys and agents, to do and say any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us in our name in the capacities indicated below which said attorneys and agents, or any one of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended (the "Act") and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-3, including specifically but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Act; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                        TITLE                 DATE

        /s/ Scott K. Ginsburg          Chairman of the          September 20,
- -------------------------------------   Board and Chief              1996
          SCOTT K. GINSBURG             Executive Officer
                                        (Principal
                                        Executive Officer)

         /s/ James de Castro           President, Chief         September 20,
- -------------------------------------   Operating Officer            1996
           JAMES DE CASTRO              and Director

        /s/ Matthew E. Devine          Senior Vice              September 20,
- -------------------------------------   President                    1996
          MATTHEW E. DEVINE             (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)
                                        and Director

             SIGNATURES                         TITLE                DATE

         /s/ Kenneth O'Keefe            Executive Vice          September 20,
- -------------------------------------    President and               1996
           KENNETH O'KEEFE               Director

        /s/ Joseph M. Sitrick           Director                September 20,
- -------------------------------------                                1996
          JOSEPH M. SITRICK

        /s/ Thomas J. Hodson            Director                September 20,
- -------------------------------------                                1996
          THOMAS J. HODSON

         /s/ Perry J. Lewis             Director                September 20,
- -------------------------------------                                1996
           PERRY J. LEWIS

        /s/ Eric L. Bernthal            Director                September 20,
- -------------------------------------                                1996
          ERIC L. BERNTHAL

                                 EXHIBIT INDEX

 EXHIBIT NO. DESCRIPTION OF EXHIBIT
 ----------- ----------------------
   *  1.1    Form of Underwriting Agreement.
  (a) 2.9    Plan of Reorganization and Merger by and between Evergreen Media
             Corporation and Broadcasting Partners, Inc., dated as of January
             31, 1995, as amended, including the Form of Registration Rights
             Agreement among MLGA Fund I, L.P., MLGA Fund II, L.P MLGA/BPI
             Partners I, L.P., MLGAL Partners, Limited Partnership and
             Evergreen Media Corporation (see table of contents for a list of omitted schedules).
  (b) 2.9A   Agreement dated as of January 31, 1995 among Evergreen Media
             Corporation, Broadcasting Partners, Inc., the holders of the shares of capital stock of Broadcasting Partners, Inc. and Scott
             K. Ginsburg, holder of shares of capital stock of Evergreen Media
             Corporation.
  (a) 2.10   Plan and Agreement of Merger among Evergreen Media Partners
             Corporation, Evergreen Media Corporation and Broadcasting
             Partners, Inc., dated as of April 12, 1995.
  (c) 2.11   Agreement and Plan of Merger by and among Pyramid Communications,
             Inc., Evergreen Media Corporation and Evergreen Media/Pyramid
             Corporation dated as of July 14, 1995. (See table of contents for list of omitted exhibits and schedules).
  (d) 2.11A  Amendment to Plan and Agreement of Merger by and among Pyramid
             Communications, Inc., Evergreen Media Corporation and Evergreen
             Media/Pyramid Corporation dated September 7, 1995.
  (d) 2.11B  Amendment to Plan and Agreement of Merger by and among Pyramid
             Communications, Inc., Evergreen Media Corporation and Evergreen
             Media/Pyramid Corporation dated January 11, 1996.
  (e) 2.12   Purchase Agreement between Fairbanks Communications, Inc., and
             Evergreen Media Corporation dated October 12, 1995 (see table of contents for list of omitted exhibits and schedules).
  (f) 2.13   Option Agreement dated as of January 9, 1996 between Chancellor
             Broadcasting Company and Evergreen Media Corporation (including
             Form of Advertising Brokerage Agreement and Form of Asset Purchase
             Agreement).
  (g) 2.14   Asset Purchase Agreement dated April 4, 1996 between American
             Radio Systems Corporation and Evergreen Media Corporation of
             Buffalo (see table of contents for list of omitted exhibits and schedules).
  (g) 2.15   Asset Purchase Agreement dated April 11, 1996 between Mercury
             Radio Communications, L.P. and Evergreen Media Corporation of Los
             Angeles, Evergreen Media/Pyramid Holdings Corporation, WHTT (AM)
             License Corp. and WHTT (FM) License Corp. (see table of contents for list of omitted exhibits and schedules).
  (g) 2.16   Asset Purchase Agreement dated April 19, 1996 between Crescent
             Communications L.P. and Evergreen Media Corporation of Los Angeles
             (see table of contents for list of omitted exhibits and
             schedules).
  (h) 2.17   Asset Purchase Agreement dated June 13, 1996 between Evergreen
             Media Corporation of Los Angeles and Greater Washington Radio,
             Inc. (see table of contents for list of omitted exhibits and schedules).
  (h) 2.18   Asset Exchange Agreement dated June 13, 1996 among Evergreen Media
             Corporation of Los Angeles, Evergreen Media Corporation of the Bay
             State, WKLB License Corp., Greater Media Radio, Inc. and Greater
             Washington Radio, Inc. (see table of contents and schedules).
  (h) 2.19   Purchase Agreement dated June 27, 1996 between WEDR, Inc., Seller and Evergreen Media Corporation of Los Angeles, Buyer. (See table of contents for list of omitted schedules).
  (h) 2.20   Time Brokerage Agreement dated July 10, 1996 by and between
             Evergreen Media Corporation of Detroit, as Licensee, and Kidstar
             Interactive Media Incorporated, as Time Broker.

 EXHIBIT NO. DESCRIPTION OF EXHIBIT
 ----------- ----------------------
  (h) 2.21   Asset Purchase Agreement dated July 5, 1996 by and among Century
             Chicago Broadcasting L.P., an Illinois limited partnership,
             ("Seller"), Century Broadcasting Corporation, a Delaware
             Corporation ("Century"), Evergreen Media Corporation of Los
             Angeles, a Delaware Corporation ("Parent"), and Evergreen Media
             Corporation of Chicago, a Delaware Corporation ("Buyer").
  (h) 2.22   Asset Purchase Agreement dated August 12, 1996 by and among
             Chancellor Broadcasting Company, Shamrock Broadcasting, Inc. and
             Evergreen Media Corporation of the Great Lakes.
  (h) 2.23   Asset Purchase Agreement dated as of August 12, 1996 between
             Secret Communications Limited Partnership and Evergreen Media
             Corporation of Los Angeles (WQRS-FM). (See table of contents for list of omitted exhibits and schedules).
  (h) 2.24   Asset Purchase Agreement dated as of August 12, 1996 between
             Secret Communications Limited Partnership and Evergreen Media
             Corporation of Los Angeles. (See table of contents for list of omitted schedules).
     *2.25   Letter of Intent dated August 27, 1996 between EZ Communications,
             Inc. and European Mech. Corporation
    **2.26   Asset Purchase Agreement dated September 19, 1996 between Beasley-
             FM Acquisition Corp., WDAS License Limited Partnership and
             Evergreen Media Corporation of Los Angeles
    **2.27   Asset Purchase Agreement dated September 19, 1996 between The
             Brown Organization and Evergreen Media Corporation of Los Angeles.
  (i) 4.1    Specimen Class A Common Stock certificate.
  (j) 4.1A   Specimen Convertible Preferred Stock certificate.
  (j) 4.1B   Form of Indenture between the Company and the Bank of New York, as
             Trustee, relating to the Company's Exchange Debentures that may be issued in exchange for shares of the Convertible Preferred Stock.
  (d) 4.8    Amended and Restated Loan Agreement dated as of January 17, 1996 among Evergreen Media Corporation of Los Angeles, the financial institutions whose names appear as Lenders on the signature pages thereof (the "Lenders"), The Toronto Dominion Bank, The Bank of
             New York and NationsBank of Texas, N.A., as Arranging Agents, The
             Bank of New York, as Syndication Agent, NationsBank of Texas,
             N.A., as Documentation Agent, and Toronto Dominion (Texas), Inc.
             as Administrative Agent for the Lenders together with certain collateral documents attached thereto as exhibits, including
             Assignment of Partnership Interests, Borrower's Pledge Agreement,
             Parent Company Guarantee, Security Agreement, Stock Pledge
             Agreement, Subsidiary Guarantee, Subsidiary Pledge Agreement and
             Subsidiary Security Agreement.
  (g) 4.8A   First Amendment to Loan Agreement, dated May 8, 1996, between the
             Company, the Banks, the Co-Agents and the Agent.
  (d) 4.9    Amended and Restated Note Purchase Agreement dated as of January
             17, 1996 among Evergreen Media Corporation of Los Angeles and
             Teachers Insurance and Annuity Association of America.
   **5.1     Opinion of Latham & Watkins
  **23.1     Consent of Latham & Watkins (included as part of their opinion listed as Exhibit 5.1).
   *23.2     Consent of KPMG Peat Marwick LLP
   *23.3     Consent of Deloitte & Touche LLP
   *23.4     Consent of Coopers & Lybrand L.L.P.
   *23.5     Consent of Price Waterhouse LLP
   *23.6     Consent of Arthur Andersen LLP
   *23.7     Consent of Miller, Kaplan, Arase & Co.
    24.1     Powers of Attorney (included on signature pages)

- --------
 * Filed herewith.
** To be filed by amendment.
(a) Incorporated by reference to the identically numbered exhibit to the Company's Registration Statement on Form S-4, as amended (Reg. No. 33-89838).
(b) Incorporated by referenced to Exhibit No. 4.8 to the Company's Registration Statement on Form S-4, as amended (Reg. No. 33-89838).
(c) Incorporated by reference to the identically numbered exhibit to the Company's Report on Form 8-K dated July 14, 1995
(d) Incorporated by reference to the identically numbered exhibit to the Company's Report on Form 8-K dated January 17, 1996.
(e) Incorporated by reference to the identically numbered exhibit to the Company's Report on Form 10-Q for the quarterly period ended September 30, 1995.
(f) Incorporated by reference to the identically numbered exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31, 1995.
(g) Incorporated by reference to the identically numbered exhibit to the Company's Report on Form 10-Q for the quarterly period ended March 31, 1996.
(h) Incorporated by reference to the identically numbered exhibit to the Company's Report on Form 10-Q for the quarterly period ended June 30, 1996.
(i) Incorporated by reference to the identically numbered exhibit to the Company's Registration Statement on Form S-1, as amended (Reg. No. 33-60036).
(j) Incorporated by reference to the identically numbered exhibit to the Company's Registration Statement on Form S-1, as amended (Reg. No. 33-69752).